Exhibit 10.9

Execution Version

AMENDMENT NO. 3 TO THE

SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT

Dated as of May 7, 2026

AMENDMENT NO. 3 TO THE SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT (this “Amendment”) by and among AMERICAN TOWER CORPORATION, a Delaware corporation (the “Borrower”), the financial institutions party hereto (collectively, the “Lenders”), and MIZUHO BANK, LTD., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

(1) The Borrower, the lenders from time to time party thereto and the Administrative Agent are parties to a Second Amended and Restated Term Loan Agreement dated as of December 8, 2021 (as amended by Amendment No. 1 to Second Amended and Restated Term Loan Agreement, dated as of June 29, 2023, Amendment No. 2 to Second Amended and Restated Term Loan Agreement, dated as of January 28, 2025, and as further amended, supplemented or otherwise modified through the date hereof, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2) The parties hereto desire to make the amendments to the Credit Agreement set forth below on the terms as hereinafter set forth (the Credit Agreement as so amended, the “Amended Credit Agreement”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Certain Amendments to Credit Agreement.

(a) Each of the parties hereto agrees that, effective on and as of the Amendment Effective Date (as defined below), the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double -underlined text) as set forth in Exhibit A hereto.

(b) Each of the parties here agrees that, effective on and as of the Amendment Effective Date, Schedule 1 to the Credit Agreement (Term Loan Commitment Amounts) shall hereby be amended and restated in the form attached as Schedule I hereto (for the avoidance of doubt, all other schedules and all exhibits to the Credit Agreement will remain in full force and effect in the form attached to the Credit Agreement immediately prior to the Amendment Effective Date).

Amendment No. 3 to

Second Amended and Restated Term Loan Agreement

SECTION 2. Waiver; Assignment.

(a) The requirements of Sections 11.4 and 11.11(c) of the Credit Agreement are hereby waived to the extent that such Sections require prior notice or execution and delivery of an assignment agreement to effect an assignment by any Lender that does not agree to extend its Term Loan Commitment as set forth in this Amendment. Accordingly, after giving effect to this Amendment, only those Lenders listed on Schedule 1 to this Amendment shall have any Term Loan Commitment or be considered Lenders under the Credit Agreement, with Term Loan Commitments in such amounts as set forth on Schedule 1. The execution and delivery of this Amendment is evidence of the consent of the Borrower and the Administrative Agent to assignment of each Assignor’s (as defined below) Term Loan Commitments to the Assignees (as defined below), as required pursuant to Section 11.4(b)(iii) of the Credit Agreement.

(b) Each Lender whose Term Loan Commitment is reduced or terminated by giving effect to this Amendment (each, an “Assignor”) hereby irrevocably sells and assigns, at par, to each Lender whose Term Loan Commitment is increased (or created) by giving effect to this Amendment (each, an “Assignee”), and each Assignee hereby irrevocably purchases and assumes from each Assignor, subject to and in accordance with this Amendment and the Credit Agreement, as of the Amendment Effective Date (as defined below), the Assigned Interests (as defined below). Such sales and assignments and purchases and assumptions shall be made on the terms set forth in Exhibit F to the Credit Agreement and shall comply with Section 11.4(b) of the Credit Agreement, notwithstanding any failure of such sales, assignments, purchases and assumptions to comply with (x) the minimum assignment requirement in Section 11.4(b)(i) of the Credit Agreement, (y) the requirement to pay the processing and recordation fees referenced in Section 11.4(b)(iv) of the Credit Agreement or (z) any requirement to execute and deliver an Assignment and Assumption in respect thereof. Without limiting the generality of the foregoing, each Assignee and each Assignor hereby makes the representations, warranties and agreements required to be made by such under Section 1 of Annex 1 to Exhibit F to the Credit Agreement by an Assignee or an Assignor, respectively, with respect to the Assigned Interests being assigned or assumed by such Assignee or such Assignor, respectively, hereunder. Each sale and assignment hereunder is without recourse to any Assignor and, except as expressly provided in Section 1 of Annex 1 to Exhibit F to the Credit Agreement, without representation or warranty by any Assignor.

(c) As used herein, “Assigned Interest” means (i) all of the respective Assignors’ rights and obligations in their respective capacities as Lenders under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the Term Loan Commitments of the respective Assignors to the extent being assigned under this Amendment and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the respective Assignors (in their respective capacities as Lenders) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above.

Amendment No. 3 to

Second Amended and Restated Term Loan Agreement

(d) On the Amendment Effective Date, subject to the terms and conditions set forth herein, (x) to the extent any Loans are outstanding on such date, each Assignee purchasing and assuming Assigned Interests pursuant to paragraph (b) above shall pay the purchase price for such Assigned Interests (equal to the principal amount of such outstanding Loans with respect to such Assigned Interest) by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 Noon (New York City time), (y) the Borrower shall pay all accrued and unpaid interest and fees and other amounts accrued to but excluding the Amendment Effective Date for the account of each Assignor in respect of such Assignor’s Assigned Interests (including such amount, if any, as would be payable pursuant to Section 2.9 of the Credit Agreement if the outstanding Loans of such Assignor were prepaid in their entirety on the date of consummation of the assignment of the Assigned Interests) by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 Noon (New York City time) and (z) the Administrative Agent shall pay to each of the Assignors, out of the amounts received by the Administrative Agent pursuant to clauses (x) and (y) above, the purchase price for the Assigned Interests assigned by such Assignor pursuant hereto and all unpaid interest and fees and other amounts accrued for the account of each Assignor to but excluding the Amendment Effective Date by wire transfer of immediately available funds to the account designated by such Assignor to the Administrative Agent not later than 5:00 p.m. (New York City time) on the Amendment Effective Date.

SECTION 3. Conditions to Effectiveness.

The amendments to the Credit Agreement set forth in Section 1 and the assignments set forth in Section 2 shall become effective on the first date (the “Amendment Effective Date”) on which the following conditions have been satisfied:

(a) the Administrative Agent shall have received counterparts hereof executed by the Administrative Agent, the Borrower and each Lender;

(b) the Borrower shall have paid all fees required to be paid to certain of the Joint Lead Arrangers and to the Lenders in connection with this Amendment as separately agreed;

(c) the Administrative Agent and the Joint Lead Arrangers shall have received payment for all reasonable and documented costs and expenses required to be paid or reimbursed under Section 11.2 of the Credit Agreement, as amended hereby;

(d) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received:

(i) from the Borrower, certificates and other documentation, dated the Amendment Effective Date, in form and substance substantially consistent with the certificates and other documentation delivered on the Effective Date pursuant to Section 3.2 of the Credit Agreement or otherwise reasonably acceptable to the Administrative Agent; and

(ii) a certificate of a Responsible Officer of the Borrower dated the Amendment Effective Date certifying as to the representations and warranties set forth in Section 4 of this Amendment; and

Amendment No. 3 to

Second Amended and Restated Term Loan Agreement

(e) at least five (5) Business Days prior to the Amendment Effective Date, to the extent reasonably requested in writing at least ten (10) Business Days prior to the Amendment Effective Date, the documentation that the Administrative Agent and the Lenders are required to obtain from the Borrower under Section 326 of the USA PATRIOT ACT (P.L. 107-56, 115 Stat. 272 (2001)) and under any other provision of the Patriot Act, the Bank Secrecy Act (P.L. 91-508, 84 Stat. 1118 (1970)) or any regulations under such Act or the Patriot Act that contain document collection requirements that apply to the Administrative Agent and the Lenders and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Certification to each Lender that so requests.

SECTION 4. Borrower Representations. The Borrower hereby represents and warrants that, as of the Amendment Effective Date, (i) all of the representations and warranties of the Borrower under the Credit Agreement and the other Loan Documents (other than those set forth in Section 4.1(f)(ii) and Section 4.1(i) of the Credit Agreement), in each case are true and correct at such time in all material respects, except for those representations and warranties that are qualified by materiality or Materially Adverse Effect, which shall be true and correct in all respects, both before and after giving effect to this Amendment, and after giving effect to any updates to information provided to the Lenders in accordance with the terms of the Credit Agreement except to the extent stated to have been made as of the Effective Date; provided, however, that the representations in Section 4.1(h) of the Credit Agreement shall be deemed to refer to the audited financial statements for the Borrower and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2025, and the consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2025, and (ii) no Default shall then exist or be caused hereby.

SECTION 5. Reference to and Effect on the Credit Agreement and the Other Loan Documents. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in any other Loan Document to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.

(b) The Credit Agreement and the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

(d) This Amendment is subject to the provisions of Section 11.11 of the Credit Agreement and constitutes a Loan Document.

(e) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders, the Borrowers, or the Administrative Agent under any of the Loan Documents, nor

Amendment No. 3 to

Second Amended and Restated Term Loan Agreement

constitute a waiver or amendment of any other provision of any of the Loan Documents or for any purpose except as expressly set forth herein. Each of the parties hereto acknowledge that this Amendment shall not be construed as a novation of the obligations under the Credit Agreement or any other Loan Document.

SECTION 6. Costs and Expenses. The Borrower agrees to all reasonable documented out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration of this Amendment in accordance with the terms of Section 11.2 of the Credit Agreement, as amended hereby.

SECTION 7. Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system.

SECTION 8. Governing Law. This Amendment shall be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed the State of New York. Sections 11.7(b) through (d) and Section 12.1 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

Amendment No. 3 to

Second Amended and Restated Term Loan Agreement

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first set forth above.

AMERICAN TOWER CORPORATION

By:	/s/ Rodney M. Smith
Name:	Rodney M. Smith
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

MIZUHO BANK, LTD., as Administrative Agent

By:	/s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Managing Director

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Managing Director

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ John Colquhoun
Name:	Jon Colquhoun
Title:	Authorized Signatory

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Lindsay Sames
Name:	Lindsay Sames
Title:	Director

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

BNP PARIBAS, as a Lender,

By:	/s/ Maria Mulic
Name:	Maria Mulic
Title:	Managing Director

By:	/s/ Melody Moss
Name:	Melody Moss
Title:	Director

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK as a Lender

By:	/s/ Jill Wong
Name:	Jill Wong
Title:	Director

By:	/s/ Gordon Yip
Name:	Gordon Yip
Title:	Director

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

LLOYDS BANK PLC, as a Lender

By:	/s/ Iain Brown
Name:	Iain Brown
Title:	Associate Director

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Amy Tallia
Name:	Amy Tallia
Title:	SVP

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Theodore Brown
Name:	Theodore Brown
Title:	Authorized Signatory

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Joseph Howard
Name:	Joseph Howard
Title:	Vice President

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

CoBank ACB, as a Lender,

By:	/s/ Scott Johnson
Name:	Scott Johnson
Title:	Sector Vice President

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

Agricultural Bank of China Limited, New York Branch, as a Lender

By:	/s/ Nelson Chou
Name:	Nelson Chou
Title:	SVP & Head of Corporate Banking Department

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

China Citic Bank International Limited, New York Branch, as a Lender

By:	/s/ Qing Hong
Name:	Qing Hong
Title:	General Manager & Branch Manager, New York Branch

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

Bank of Communications Co., Ltd., New York Branch, as a Lender

By:	/s/ Weijie Wang
Name:	Weijie Wang
Title:	Deputy General Manager

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

The Bank of East Asia, Limited, New York Branch, as a Lender

By:	/s/ James Hua
Name:	James Hua
Title:	DGM & Head of Corporate Banking

By:	/s/ Daniel Liao
Name:	Daniel Liao
Title:	SVP & Head of Risk Management

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

AMERICAN SAVINGS BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kyle Shelly
Name:	Kyle Shelly
Title:	Senior Vice President

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

TAIWAN COOPERATIVE BANK, SEATTLE BRANCH as a Lender

By:	/s/ Yu-Lin Lu
Name:	Yu-Lin Lu
Title:	VP & General Manager

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. NEW YORK BRANCH, as a Lender

By:	/s/ Tzy Dai Chen
Name:	Tzy Dai Chen
Title:	VP&DGM

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

Canadian Imperial Bank of Commerce, New York Branch, as a Lender,

By:	/s/ Kelly Petit de Mange
Name:	Kelly Petit de Mange
Title:	Managing Director

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

E.SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as a Lender

By:	/s/ Arthur Chen
Name:	Arthur Chen
Title:	SEVP & General Manager

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

Land Bank of Taiwan, New York Branch, as a Lender

By:	/s/ En Chung Cheng
Name:	En Chung Cheng
Title:	Deputy General Manager

[Signature Page to Amendment No. 3 to Second Amended and Restated Term Loan Agreement]

Schedule 1

Term Loan Commitment Amounts

Entity	Term Loan Commitment
Mizuho Bank, Ltd.	$35,000,000
Toronto-Dominion Bank, New York Branch	$35,000,000
Bank of America N.A.	$35,000,000
BNP Paribas	$20,000,000
Credit Agricole Corporate and Investment Bank	$20,000,000
Lloyds Bank pk	$16,000,000
PNC Bank, National Association	$15,000,000
Royal Bank of Canada	$10,000,000
U.S. Bank National Association	$66,000,000
CoBank, ACB	$345,000,000
Agricultural Bank of China Limited, New York Branch	$100,000,000
China Citic Bank International Limited, New York Branch	$100,000,000
Bank of Communications Co., Ltd., New York Branch	$50,000,000
The Bank of East Asia, Limited, New York Branch	$50,000,000
American Savings Bank, National Association	$20,000,000
Taiwan Cooperative Bank Seattle Branch	$20,000,000
Mega International Commercial Bank Co., Ltd. New York Branch	$18,000,000
Canadian Imperial Bank of Commerce, New York Branch	$15,000,000
E.Sun Commercial Bank, Ltd., Los Angeles Branch	$15,000,000
Land Bank of Taiwan, New York Branch	$15,000,000
Total	$1,000,000,000

Amendment No. 3 to

Second Amended and Restated Term Loan Agreement

Schedule 1 - 1

Exhibit A

Amended Credit Agreement

(See attached).

Amendment No. 3 to

Second Amended and Restated Term Loan Agreement

Exhibit A - 1

EXHIBIT A to

AMENDMENT No. ~~2~~3

SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT

AMONG

AMERICAN TOWER CORPORATION,

AS BORROWER;

MIZUHO BANK, LTD.

AS ADMINISTRATIVE AGENT FOR THE LENDERS;

AND

THE FINANCIAL INSTITUTIONS PARTIES HERETO;

AND WITH

TD SECURITIES (USA) LLC

AS SYNDICATION AGENT;

~~BARCLAYS BANK PLC~~

BANK OF AMERICA, N.A.

CITIBANK, N.A.

MORGAN STANLEY BANK, N.A.

MORGAN STANLEY MUFG LOAN PARTNERS, LLC

JPMORGAN CHASE BANK, N.A.

and

ROYAL BANK OF CANADA

AS CO-DOCUMENTATION AGENTS;

AND

MIZUHO BANK, LTD.

TD SECURITIES (USA) LLC

~~BARCLAYS BANK PLC~~

BOFA SECURITIES, INC.

CITIBANK, N.A.

JPMORGAN CHASE BANK, N.A.

MORGAN STANLEY BANK, N.A.

MORGAN STANLEY MUFG LOAN PARTNERS, LLC

and

RBC CAPITAL MARKETS1

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS.

[1]	A brand name for the capital markets business of ROYAL BANK OF CANADA.

Dated as of December 8, 2021,

as amended by Amendment No. 1, as of June 29, 2023, ~~and~~ Amendment No. 2, dated as of

January 28, 2025, and Amendment No. 3 dated as of May 7, 2026

(i)

(ii)

(iii)

(iv)

SCHEDULES

Schedule 1	Term Loan Commitment Amounts
Schedule 2	Existing ABS Facilities
Schedule 3	Subsidiaries on the Second Restatement Date
Schedule 4	Administrative Agent’s Office, Certain Notice Addresses

EXHIBITS

Exhibit A	Form of Request for Advance
Exhibit B	[Reserved]
Exhibit C	Form of Note
Exhibit D	Form of Loan Certificate
Exhibit E	Form of Performance Certificate
Exhibit F	Form of Assignment and Assumption

(v)

SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT

This Second Amended and Restated Term Loan Agreement is made as of December 8, 2021, by and among AMERICAN TOWER CORPORATION, a Delaware corporation, as Borrower, MIZUHO BANK, LTD., as Administrative Agent, and the financial institutions parties hereto (together with any permitted successors and assigns of the foregoing).

RECITALS

WHEREAS, the Borrower is party to that certain Amended and Restated Term Loan Agreement, dated as of December 20, 2019, as amended as of February 10, 2021 (as so amended, the “Existing Agreement”) among the Borrower, the Administrative Agent and the lenders party thereto from time to time (such lenders immediately prior to the Second Restatement Date, the “Existing Lenders”).

WHEREAS, under the terms of the Existing Agreement, the Existing Lenders agreed to extend credit to the Borrower in the form of (i) a term loan in the aggregate principal amount of $1,000,000,000 on the First Restatement Date (the “Initial Term Loans”), as reduced for any repayments or prepayments of “Term Loans” under the Existing Agreement such that the aggregate principal amount of Term Loans outstanding immediately prior to the Second Restatement Date was $500,000,000.

WHEREAS, the Borrower has requested that the Existing Lenders extend the maturity date of the Initial Term Loans to the Term Loan Maturity Date (as defined herein) (such Initial Term Loans, as extended, the “Extended Term Loans”).

WHEREAS, certain entities listed on Schedule 1 hereto have agreed to provide the Extended Term Loan Commitments in the amounts indicated therein under the column labeled “Extended Term Loan Commitments” (such entities, the “Extended Term Loan Lenders”).

WHEREAS, the Borrower has requested an increase in the Term Loan Commitments of $500,000,000 so that the aggregate amount of Term Loan Commitments, as of the Second Restatement Date, will be equal to $1,000,000,000.

WHEREAS, certain entities listed on Schedule 1 hereto have agreed to provide the 2021 Term Loan Commitments in the amounts indicated therein under the column labeled “2021 Term Loan Commitments” (such entities, the “2021 Term Loan Lenders”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby agree to amend and restate the Amended and Restated Term Loan Agreement on the Second Restatement Date as follows:

ARTICLE 1 - DEFINITIONS

Section 1.1 Definitions. For the purposes of this Agreement:

“2-Year Term Loan Agreement” shall have the meaning ascribed thereto in the definition of “Effective Date Credit Agreements”.

“364-Day Term Loan Agreement” shall have the meaning ascribed thereto in the definition of “Effective Date Credit Agreements”.

“2021 Term Loan Commitment” shall mean, as to each 2021 Term Loan Lender, its obligation to make a 2021 Term Loan to the Borrower pursuant to Section 2.1(b) in a principal amount not to exceed the (a) amount set forth in the column labeled “2021 Term Loan Commitment” opposite such Lender’s name on Schedule 1 or (b) the Term Loan Commitment amount set forth in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“2021 Term Loan Commitment Termination Date” shall mean the earliest to occur of (i) the consummation of the Specified Merger without the funding of the 2021 Term Loans, (ii) the termination in accordance with the terms of the Specified Merger Agreement or the public announcement by the Borrower of the abandonment of the Specified Merger (provided that, for the avoidance of doubt, the Borrower may fund the 2021 Term Loans pursuant to Section 3.3 so long as the Borrower has submitted a Request for Advance by such termination date) and (iii) 11:59 p.m., New York City time, on May 13, 2022.

“2021 Term Loan Funding Date” shall mean each date when all of the conditions set forth in Section 3.3 or Section 3.4, as applicable, shall have been satisfied or waived.

“2021 Term Loan Lenders” shall have the meaning ascribed thereto in the Recitals hereof.

“2021 Term Loans” shall mean, collectively, the amounts advanced by the Lenders with a 2021 Term Loan Commitment to the Borrower pursuant to this Agreement. As of the Second Restatement Date, the aggregate principal amount of 2021 Term Loans is $500,000,000.

“ABS Facility” shall mean one or more secured loans, borrowings or facilities that may be included in a commercial real estate securitization transaction.

“Acquisition” shall mean (whether by purchase, lease, exchange, issuance of stock or other equity or debt securities, merger, reorganization or any other method) (i) any acquisition by the Borrower or any of its Subsidiaries of any Person that is not a Subsidiary of the Borrower, which Person shall then become consolidated with the Borrower or such Subsidiary in accordance with GAAP; (ii) any acquisition by the Borrower or any of its Subsidiaries of all or any substantial part of the assets of any Person that is not a Subsidiary of the Borrower; (iii) any acquisition by the Borrower or any of its Subsidiaries of any business (or related contracts) primarily engaged in the tower, tower management or related businesses; or (iv) any acquisition by the Borrower or any of its Subsidiaries of any communications towers or communications tower sites.

“Adjusted EBITDA” shall mean, for the twelve (12) month period preceding the calculation date, for any Person, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum, without duplication, of such Person’s (i) Interest Expense, (ii) income tax expense, including, without limitation, taxes paid or accrued based on income, profits or capital, including state, franchise and similar taxes and foreign withholding taxes, (iii) depreciation and amortization (including, without limitation, amortization of goodwill and other intangible assets), (iv) extraordinary losses and non -recurring non -cash charges and expenses, (v) all other non -cash charges, expenses and interest (including, without limitation, any non -cash losses in respect of Hedge Agreements, non -cash impairment charges, non -cash valuation charges for stock option grants or vesting of restricted stock awards or any other non -cash compensation charges, and losses from the early extinguishment of Indebtedness), (vi) non -recurring integration costs and expenses resulting from operational changes and improvements (including, without limitation, severance costs and business optimization expenses) and (~~vii)v)~~ non -recurring charges and expenses, restructuring charges, transaction expenses (including, without limitation, transaction expenses incurred in connection with any merger or acquisition) and underwriters’ fees, and severance and retention payments in connection with any merger or acquisition, in each case for such period, less extraordinary gains and cash payments (not otherwise deducted in determining Net Income) made during such period with respect to non -cash charges that were added back in a prior period; provided, however, (A) with respect to any Person that became a Subsidiary of the Borrower, or was merged with or consolidated into the Borrower or any of its Subsidiaries, during such period, or any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person during such period, “Adjusted EBITDA” shall, at the option of the Borrower in respect of any or all of the foregoing, also include the Adjusted EBITDA of such Person or attributable to such assets, as applicable, during such period as if such acquisition, merger or consolidation, including any concurrent transaction entered into by such Person or with respect to such assets as part of such acquisition, merger or consolidation, had occurred on the first day of such period and (B) with respect to any Person that has ceased to be a Subsidiary of the Borrower during such period, or any material assets of the Borrower or any of its Subsidiaries sold or otherwise disposed of by the Borrower or any of its Subsidiaries during such period, “Adjusted EBITDA” shall exclude the Adjusted EBITDA of such Person or attributable to such assets, as applicable, during such period as if such sale or disposition of such Subsidiary or such assets had occurred on the first day of such period.

~~“Adjusted Term SOFR” shall mean, for purposes of any calculation and subject to the provisions of Section 10.1(b), the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.~~

“Administrative Agent” shall mean Mizuho Bank, Ltd., in its capacity as Administrative Agent for the Lenders, or any successor Administrative Agent appointed pursuant to Section 9.5 hereof.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 4, or such other address or account as may be designated pursuant to the provisions of Section 11.1 hereof.

“Advance” shall mean, initially, the borrowing consisting of simultaneous Loans by the Lenders. After the Loans are outstanding, “Advance” shall mean the aggregate amounts advanced by the Lenders to the Borrower pursuant to Article 2 hereof and having the same Interest Rate Basis and Interest Period; and “Advances” shall mean more than one Advance.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affected Lender” shall have the meaning ascribed thereto in Section 10.5 hereof.

“Affiliate” shall mean, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person. For purposes of this definition, “control,” when used with respect to any Person, shall mean the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” shall mean this Second Amended and Restated Term Loan Agreement, as amended, supplemented, restated or otherwise modified in writing from time to time.

“Amendment No. 1” shall mean that certain Amendment No. 1 to the Second Amended and Restated Term Loan Agreement, dated as of the Amendment No. 1 Effective Date, by and among the Borrower, the Lenders party thereto and the Administrative Agent.

“Amendment No. 1 Effective Date” shall mean June 29, 2023.

“Amendment No. 2” shall mean that certain Amendment No. 2 to the Second Amended and Restated Term Loan Agreement, dated as of the Amendment No. 2 Effective Date, by and among the Borrower, the Lenders party thereto and the Administrative Agent.

“Amendment No. 2 Effective Date” shall mean January 28, 2025.

“Amendment No. 3” shall mean that certain Amendment No. 3 to the Second Amended and Restated Term Loan Agreement, dated as of the Amendment No. 3 Effective Date, by and among the Borrower, the Lenders party thereto and the Administrative Agent.

“Amendment No. 3 Effective Date” shall mean May 7, 2026.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to money laundering, bribery or corruption.

“Applicable Debt Rating” shall mean the highest Debt Rating received from any of S&P, Moody’s and Fitch; provided that if the lowest Debt Rating received from any such rating agency is two or more rating levels below the highest Debt Rating received from any such rating agency, the Applicable Debt Rating shall be the level that is one level below the highest of such Debt Ratings; provided, however, that if two ratings are at the same highest level, the Applicable Debt Rating shall be the highest level.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, treaties, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including, without limiting the foregoing, the Licenses, the Communications Act, zoning ordinances and all environmental laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean the interest rate margin applicable to Base Rate Advances and SOFR Advances, as the case may be, in each case determined in accordance with Section 2.3(f) hereof.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” shall mean an Assignment and Assumption agreement substantially in the form of Exhibit F attached hereto.

“Attributable Debt” in respect of any Sale and Leaseback Transaction shall mean, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authorized Signatory” shall mean such senior personnel of a Person as may be duly authorized and designated in writing by such Person to execute documents, agreements and instruments on behalf of such Person.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 10.1(e).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) ~~Adjusted~~ Term SOFR for a one -month tenor in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or ~~Adjusted~~ Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or ~~Adjusted~~ Term SOFR, respectively.

“Base Rate Advance” shall mean an Advance which the Borrower requests to be made as a Base Rate Advance or is Converted to a Base Rate Advance, in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $1,000,000.00 and in an integral multiple of $500,000.00.

“Base Rate Basis” shall mean a simple interest rate equal to the sum of (i) the Base Rate and (ii) the Applicable Margin applicable to Base Rate Advances for the applicable Loans. The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Base Rate to account for such change, and shall also be adjusted to reflect changes of the Applicable Margin applicable to Base Rate Advances.

“Base Rate Loan” shall mean a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 10.1(b).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of (i) Daily Simple SOFR and (ii) 0.10% (10 basis points); or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 10.1 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 10.1.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Borrower” shall mean American Tower Corporation, a Delaware corporation.

“Borrower Materials” shall have the meaning ascribed thereto in Section 6.6 hereof.

“Bridge Commitment Letter” shall mean the commitment letter with respect to the bridge facility dated November 14, 2021 between the Borrower and JPMorgan Chase Bank, N.A.

“Bridge Facility” shall mean the senior unsecured bridge facility of the Borrower in an aggregate principal amount of up to $10.5 billion described in the Bridge Commitment Letter.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.

“Buyer” shall mean American Tower Investments LLC, a California limited liability company and a wholly-owned Subsidiary of the Borrower.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Cash Equivalents” shall mean ‘cash equivalents’ as defined under and determined in accordance with generally accepted accounting principles.

“Change of Control” shall mean (a) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of more than fifty percent (50%) of the voting power of the voting stock of either the Borrower (if the Borrower is not a Subsidiary of any Person) or of the ultimate parent entity of which the Borrower is a Subsidiary (if the Borrower is a Subsidiary of any Person), as the case may be, by way of merger or consolidation or otherwise, or (b) a change shall occur in a majority of the members of the Borrower’s board of directors (including the Chairman and President) within a year-long period such that such majority shall no longer consist of Continuing Directors.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitments” shall mean the Term Loan Commitments and the Incremental Term Loan Commitments.

“Communications Act” shall mean the Communications Act of 1934, and any similar or successor Federal statute, and the rules and regulations of the FCC or other similar or successor agency thereunder, all as the same may be in effect from time to time.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.9 and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (in consultation with the Borrower) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrower) that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Total Assets” shall mean as of any date the total assets of the Borrower and its Subsidiaries on a consolidated basis shown on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date and determined in accordance with GAAP.

“Continue”, “Continuation”, “Continuing” and “Continued” shall mean the continuation pursuant to Article 2 hereof of a SOFR Advance as a SOFR Advance from one Interest Period to a different Interest Period.

“Continuing Director” shall mean a director who either (a) was a member of the Borrower’s board of directors on the date of this Agreement, (b) becomes a member of the Borrower’s board of directors subsequent to the date of this Agreement and whose appointment, election or nomination for election by the Borrower’s stockholders is duly approved by a majority of the directors referred to in clause (a) above constituting at the time of such appointment, election or nomination at least a majority of that board, or (c) becomes a member of the Borrower’s board of directors subsequent to the date of this Agreement and whose appointment, election or nomination for election by the Borrower’s stockholders is duly approved by a majority of the directors referred to in clauses (a) and (b) above constituting at the time of such appointment, election or nomination at least a majority of that board.

“Convert”, “Conversion” and “Converted” shall mean a conversion pursuant to Article 2 hereof of a SOFR Advance into a Base Rate Advance or of a Base Rate Advance into a SOFR Advance, as applicable.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Rating” shall mean, as of any date, the senior unsecured debt rating of the Borrower that has been most recently announced by S&P, Moody’s or Fitch, as the case may be.

“Default” shall mean any Event of Default, and any of the events specified in Section 8.1 hereof, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to the sum of (a) the then applicable Interest Rate Basis (including the Applicable Margin), and (b) two percent (2.0%).

“Defaulting Lender” shall mean, subject to Section 2.14, any Lender that, as determined by the Administrative Agent, has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a voluntary proceeding under any bankruptcy or other debtor relief law or has become the subject of a Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any voluntary or involuntary proceeding under any bankruptcy or other debtor relief law or any such appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iii) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Person” shall mean a person or entity subject of Sanctions Law and Regulations, including, (a) listed in the annex to, or otherwise subject to the provisions of, any Executive Order (as defined in the definition of “Sanctions Laws and Regulations”), (b) named as a “Specifically Designated National and Blocked Person” on the most current list published by the U.S. Department of the Treasury Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list (the “SDN List”), (c) any Person listed in any sanctions-related list of designated Persons maintained by the United Nations Security Council, the European Union, the United Kingdom or any EU member state, (d) any Person located, organized or resident in a Sanctioned Country or (e) in which an entity or person on the SDN List (or any combination of such entities or persons) has 50% or greater direct or indirect ownership interest or that is otherwise controlled, directly or indirectly, by an entity or person on the SDN List (or any combination of such entities or persons).

“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean December 8, 2021.

“Effective Date Credit Agreements” shall mean (i) the Third Amended and Restated Multicurrency Revolving Credit Agreement dated as of the Effective Date, among the Borrower, the subsidiary borrowers, and certain agents and lenders from time to time party thereto, (ii) the Fourth Amended and Restated Revolving Credit Agreement dated as of the Effective Date, among the Borrower and certain agents and lenders from time to time party thereto, (iii) the 2-Year Term Loan Agreement, dated as of the Effective Date, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and certain agents and lenders from time to time party thereto (the “2-Year Term Loan Agreement”) and (iv) the 364-Day Term Loan Agreement, dated as of the Effective Date, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and certain agents and lenders from time to time party thereto (the “364-Day Term Loan Agreement”).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any Person, including a Subsidiary or an Affiliate of the Borrower, that is a member of any group of organizations of which the Borrower is a member and is treated as a single employer with the Borrower under Section 414 of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall mean any of the events specified in Section 8.1 hereof; provided, however, that any requirement stated therein for notice or lapse of time, or both, has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing ABS Facility” shall mean each mortgage loan facility existing on the Second Restatement Date and listed on Schedule 2.

“Existing Agreement” shall have the meaning ascribed thereto in the Recitals hereof.

“Existing Credit Agreements” shall mean (i) the Third Amended and Restated Multicurrency Revolving Credit Agreement, dated as of the Effective Date and as amended as of June 29, 2023, as of June 27, 2024 ~~and~~, as of January 28, 2025 and as of May 7, 2026, among the Borrower, ~~the~~ATC International Financing II B.V., any other subsidiary borrowers~~,~~ party thereto from time to time and certain agents and lenders from time to time party thereto, and (ii) the Fourth Amended and Restated Revolving Credit Agreement, dated as of the Effective Date and as amended as of June 29, 2023 ~~and~~, as of January 28, 2025 and as of May 7, 2026, among the Borrower and certain agents and lenders from time to time party thereto.

“Existing Lenders” shall have the meaning ascribed thereto in the Recitals hereof.

“Extended Term Loan Commitment” shall mean, as to each Extended Term Loan Lender, its obligation to make an Extended Term Loan to the Borrower pursuant to Section 2.1(a) in a principal amount not to exceed the (a) amount set forth in the column labeled “Extended Term Loan Commitment” opposite such Lender’s name on Schedule 1 or (b) the Term Loan

Commitment amount set forth in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Extended Term Loan Lenders” shall have the meaning ascribed thereto in the Recitals hereof.

“Extended Term Loans” shall have the meaning ascribed thereto in the Recitals hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“FCC” shall mean the Federal Communications Commission, or any other similar or successor agency of the Federal government administering the Communications Act.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the rate published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York for overnight Federal funds transactions with members of the Federal Reserve System, or, if such rate is not so published for any day that is a Business Day, the quotation for such day on such transactions received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“First Restatement Date” shall mean December 20, 2019.

“Fitch” shall mean Fitch, Inc. (Fitch Ratings), and its successors.

“Floor” shall mean a rate of interest equal to 0.00%.

“Foreign Subsidiary” shall mean a Subsidiary whose place of registration, incorporation, organization or domicile is outside of the United States of America.

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” shall mean net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and extraordinary and unusual items, plus depreciation, amortization and dividends declared on preferred stock, and after adjustments for unconsolidated minority interests, on a consolidated basis for the Borrower and its Subsidiaries.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied and as in effect on the date of this Agreement.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning ascribed thereto in Section 11.4(f) hereof.

“Guaranty”, as applied to an obligation, shall mean and include (a) a guaranty, direct or indirect, in any manner, of all or any part of such obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit or capital call requirements; provided, however, that the term “Guaranty” shall only include guarantees of Indebtedness.

“Hedge Agreements” shall mean, with respect to any Person, any agreements or other arrangements to which such Person is a party relating to any rate swap transaction, basis swap, forward rate transaction, interest rate cap transaction, interest rate floor transaction, interest rate collar transaction, currency swap transaction, cross-currency rate swap transaction, or any other similar transaction, including an option to enter into any of the foregoing or any combination of the foregoing.

“Illegality Notice” has the meaning specified in Section 10.2 hereof.

“Incremental Term Loan” shall mean the amounts advanced by the Lenders with an Incremental Term Loan Commitment to the Borrower pursuant to this Agreement.

“Incremental Term Loan Commitment” shall have the meaning ascribed thereto in Section 2.13 hereof.

“Indebtedness” shall mean, with respect to any Person and without duplication:

(a) indebtedness for money borrowed of such Person and indebtedness of such Person evidenced by notes payable, bonds, debentures or other similar instruments or drafts accepted representing extensions of credit;

(b) all indebtedness of such Person upon which interest charges are customarily paid (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms);

(c) all Capitalized Lease Obligations of such Person;

(d) all reimbursement obligations of such Person with respect to outstanding letters of credit;

(e) all indebtedness of such Person issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms);

(f) all net obligations of such Person under Hedge Agreements valued on a marked to market basis on the date of determination;

(g) all direct or indirect obligations of any other Person secured by any Lien to which any property or asset owned by such Person is subject, but only to the extent of the ~~higher of the~~ fair market value ~~or the book value~~ of the property or asset subject to such Lien (if less than the amount of such obligation), if the obligation secured thereby shall not have been assumed; and

(h) Guaranties by such Person of any of the foregoing of any other Person.

“Indemnitee” shall have the meaning ascribed thereto in Section 11.5 hereof.

“Initial Term Loans” shall have the meaning ascribed thereto in the Recitals hereof.

“Interest Expense” shall mean, for any Person and for any period, all cash interest expense (including imputed interest with respect to Capitalized Lease Obligations and commitment fees) with respect to any Indebtedness (including, without limitation, the Obligations) and Attributable Debt of such Person during such period pursuant to the terms of such Indebtedness.

“Interest Period” shall mean (a) in connection with any Base Rate Advance, the period beginning on the date such Advance is made as or Converted to a Base Rate Advance and ending on the last day of the fiscal quarter in which such Advance is made as or Converted to a Base Rate Advance; provided, however, that if a Base Rate Advance is made or Converted on the last day of any fiscal quarter, it shall have an Interest Period ending on, and its Payment Date shall be, the last day of the following fiscal quarter, and (b) in connection with any SOFR Advance, the term of such SOFR Advance selected by the Borrower or otherwise determined in accordance with this Agreement. Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless, with respect to SOFR Advances only, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any applicable Interest Period, with respect to SOFR Advances only, which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) the Borrower shall not select an Interest Period with respect to any portion of the Loans which extends beyond the Term Loan Maturity Date or such earlier date as would interfere with the Borrower’s repayment obligations under Section 2.6 hereof. Interest shall be due and payable with respect to any Advance as provided in Section 2.3 hereof.

“Interest Rate Basis” shall mean the Base Rate Basis or the SOFR Basis, as appropriate.

“Investment” shall mean any investment or loan by the Borrower or any of its Subsidiaries in or to any Person which Person, after giving effect to such investment or loan, is not consolidated with the Borrower and its Subsidiaries in accordance with GAAP.

“Joint Lead Arrangers” shall mean Mizuho Bank, Ltd. and each other financial institution identified as a joint lead arranger on the cover of this Agreement.

“known to the Borrower”, “to the knowledge of the Borrower” or any similar phrase, shall mean known by, or reasonably should have been known by, the executive officers of the Borrower (which shall include, without limitation, the chief executive officer, the chief operating officer, if any, the chief financial officer and the general counsel of the Borrower).

“Lenders” shall mean the Persons whose names appear as “Lenders” on Schedule 1, any other Person which becomes a “Lender” hereunder after the Second Restatement Date by executing an Assignment and Assumption substantially in the form of Exhibit F attached hereto in accordance with the provisions hereof; and “Lender” shall mean any one of the foregoing Lenders.

“Licenses” shall mean, collectively, any telephone, microwave, radio transmissions, personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, whether for the construction, the ownership or the operation of any communications tower facilities, granted or issued by the FCC and held by the Borrower or any of its Subsidiaries.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, charge, security interest, title retention agreement or other encumbrance of any kind in respect of such property.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, all fee letters, all Requests for Advance and all other certificates, documents, instruments and agreements executed or delivered by the Borrower in connection with or contemplated by this Agreement.

“Loans” shall mean the Term Loans and the Incremental Term Loans.

“Majority Lenders” shall mean Lenders the total of whose Loans and/or Commitments then outstanding, exceeds fifty percent (50%) of the sum of the aggregate Loans then outstanding; provided that the Commitment of, and the portion of the Loans then outstanding held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Subsidiary” shall mean any Subsidiary of the Borrower whose Adjusted EBITDA, as of the last day of any fiscal year, is greater than ten percent (10%) of the Adjusted EBITDA of the Borrower and its subsidiaries on a consolidated basis as of such date.

“Material Subsidiary Group” shall mean one or more Subsidiaries of the Borrower when taken as a whole whose Adjusted EBITDA, as of the last day of any fiscal year, is greater than ten percent (10%) of the Adjusted EBITDA of the Borrower and its subsidiaries on a consolidated basis as of such date.

“Materially Adverse Effect” shall mean (a) any material adverse effect upon the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (b) a material adverse effect upon any material rights or benefits of the Lenders or the Administrative Agent under the Loan Documents.

“Moody’s” shall mean Moody’s Investor’s Service, Inc., and its successors.

“Necessary Authorizations” shall mean all approvals and licenses from, and all filings and registrations with, any governmental or other regulatory authority, including, without limiting the foregoing, the Licenses and all approvals, licenses, filings and registrations under the Communications Act, necessary in order to enable the Borrower and its Subsidiaries to own, construct, maintain, and operate communications tower facilities and to invest in other Persons who own, construct, maintain, manage and operate communications tower facilities.

“Net Income” shall mean, for any Person and for any period of determination, net income of such Person determined in accordance with GAAP.

“New Lender” shall have the meaning ascribed thereto in Section 2.13 hereof.

“Non-Consenting Lender” shall have the meaning ascribed thereto in Section 11.11(b) hereof.

“Non-Excluded Taxes” shall have the meaning ascribed thereto in Section 10.3(b) hereof.

“Non-U.S. Person” shall mean a Person who is not a U.S. Person.

“Notes” shall mean, collectively, those certain term loan promissory notes in an aggregate original principal amount of up to the Commitments, issued by the Borrower to the Lenders, each one substantially in the form of Exhibit C attached hereto, and any extensions, renewals or amendments to, or replacements of, the foregoing.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean all payment and performance obligations of every kind, nature and description of the Borrower to the Lenders or the Administrative Agent, or any of them, under this Agreement and the other Loan Documents (including, without limitation, any interest, fees and other charges on the Loans or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action with respect to the Borrower, whether or not such claim is allowed in such bankruptcy action), as they may be amended from time to time, or as a result of making the Loans, whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or based in tort, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Ownership Interests” shall mean, as applied to any Person, corporate stock and any and all securities, shares, partnership interests (whether general, limited, special or other), limited liability company interests, membership interests, equity interests, participations, rights or other equivalents (however designated and of any character) of corporate stock of such Person or any of the foregoing issued by such Person (whether a corporation, a partnership, a limited liability company or another type of entity) and includes, without limitation, securities convertible into Ownership Interests and rights, warrants or options to acquire Ownership Interests.

“Payment Date” shall mean the last day of any Interest Period (provided that the Payment Date for any Interest Period of more than three months’ in duration shall be each Business Day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period).

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Liens” shall mean, collectively, as applied to any Person:

(a) (i) Liens on real estate or other property for taxes, assessments, governmental charges or levies not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books in accordance with GAAP;

(b) Liens incurred in the ordinary course of the Borrower’s business (i) for sums not yet due or being diligently contested in good faith, or (ii) incidental to the ownership of its assets that, in each case, were not incurred in connection with the borrowing of money, such as Liens of carriers, warehousemen, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen, in each case, if reserves in accordance with GAAP or appropriate provisions shall have been made therefor;

(c) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than sixty (60) days;

(d) restrictions on the transfer of the Licenses or assets of the Borrower or any of its Subsidiaries imposed by any of the Licenses by the Communications Act and any regulations thereunder;

(e) easements, rights-of-way, zoning restrictions, licenses, reservations or restrictions on use and other similar encumbrances on the use of real property which do not materially interfere with the ordinary conduct of the business of such Person or the use of such property in the operation of the business by such Person;

(f) Liens arising by operation of law in favor of purchasers in connection with any asset sale ~~permitted hereunder~~; provided, however, that such Lien only encumbers the property being sold;

(g) Liens in respect of Capitalized Lease Obligations, so long as such Liens only attach to the assets leased thereunder, and Liens reflected by Uniform Commercial Code financing statements filed in respect of true leases or subleases of the Borrower or any of its Subsidiaries;

(h) Liens to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders;

(i) judgment Liens which do not result in an Event of Default under Section 8.1(h) hereof;

(j) Liens in connection with escrow or security deposits made in connection with Acquisitions permitted hereunder;

(k) Liens created on any Ownership Interests of Subsidiaries of the Borrower that are not Material Subsidiaries held by the Borrower or any of its Subsidiaries; provided, however, that such Lien is not securing Indebtedness of the Borrower or any of its U.S. Subsidiaries;

(l) Liens in favor of the Borrower or any of its Subsidiaries;

(m) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that such deposit account is not (i) a dedicated cash collateral account and is not subject to restrictions against access in excess of those set forth by regulations promulgated by the Federal Reserve Board or other Applicable Law; and (ii) intended to provide collateral to the depositary institution;

(n) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to any other Person ~~in~~which do not materially interfere with the ordinary course of business;

(o) Liens in the nature of trustees’ Liens granted pursuant to any indenture governing any Indebtedness permitted hereunder, in each case in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

(p) Liens on property of the Borrower or any of its Subsidiaries at the time the Borrower or such Subsidiary acquired the property, including acquisition by means of a merger or consolidation with or into the Borrower or such Subsidiary, or an acquisition of assets, and any replacement thereof; provided that such Liens (i) are not created, incurred or assumed in connection with or in contemplation of such acquisition and (ii) may not extend to any other property owned by the Borrower or such Subsidiary;

(q) Liens on property or assets of any Foreign Subsidiary of the Borrower securing the Indebtedness of such Foreign Subsidiary; ~~and~~

(r) Liens securing obligations under Hedge Agreements in an aggregate amount of such obligations not to exceed $~~100,000,000~~1,000,000,000 at any time outstanding~~.~~; and

(s) Liens existing on March 31, 2026 and renewals and replacements thereof.

“Person” shall mean an individual, corporation, limited liability company, association, partnership, joint venture, trust or estate, an unincorporated organization, a government or any agency or political subdivision thereof, or any other entity.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA or any other employee benefit plan maintained for employees of the Borrower or any of its Subsidiaries or ERISA Affiliates.

“Platform” shall have the meaning ascribed thereto in Section 6.6 hereof.

“Pre-Closing Funded Amount” shall have the meaning ascribed thereto in Section 2.2(f).

“Pre-Closing Funding Account” shall have the meaning ascribed thereto in Section 2.2(f).

“Pre-Closing Funding Date” shall have the meaning ascribed thereto in Section 2.2(f).

“Pre-Closing Funding Election” shall have the meaning ascribed thereto in Section 2.2(f).

“Prime Rate” shall mean the rate of interest most recently published in the Money Rates section of The Wall Street Journal from time to time as the Prime Rate in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in such prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Proposed Change” shall have the meaning ascribed thereto in Section 11.11(b) hereof.

“Register” shall have the meaning ascribed thereto in Section 11.4(c) hereof.

“REIT” shall mean a “real estate investment trust” as defined and taxed under Section 856-860 of the Code.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Replacement Lender” shall have the meaning ascribed thereto in Section 10.5 hereof.

“Request for Advance” shall mean a certificate designated as a “Request for Advance,” signed by an Authorized Signatory of the Borrower requesting the Advance to be made under Section 2.1, or a Continuation or Conversion hereunder, which shall be in substantially the form of Exhibit A attached hereto, and shall, among other things, (i) specify the date of the requested Advance, Continuation or Conversion (which shall be a Business Day), the amount of the Advance being made or being Continued or Converted, the type of Advance (Term SOFR or Base Rate), and, with respect to a SOFR Advance, the Interest Period with respect thereto, (ii) state that there shall not exist, on the date of the requested Advance, Continuation or Conversion and after giving effect thereto, a Default, (iii) specify the Applicable Margin then in effect, (iv) designate the amount of the Commitments being drawn (if any), and (v) designate the amount of the Loans being Continued or Converted.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” shall mean any direct or indirect distribution, dividend or other payment to any Person (other than to the Borrower or any of its Subsidiaries) on account of any Ownership Interests of the Borrower or any of its Subsidiaries (other than dividends payable solely in Ownership Interests of such Person or in warrants or other rights or options to acquire such Ownership Interests).

“Return Date” shall have the meaning ascribed thereto in Section 2.2(f) hereof.

“S&P” shall mean S&P Global Ratings, and its successors.

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any third party whereby the Borrower or any of its Subsidiaries shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby the Borrower or any of its Subsidiaries shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Borrower or any of its Subsidiaries intend to use for substantially the same purpose or purposes as the property sold or transferred, except for such arrangements for fair market value.

“Sanctioned Country” shall mean a country or territory that is itself the target or subject of a country-wide or region-wide sanctions program administered by (a) OFAC or (b) the United Nations Security Council, European Union, any European Union member state or the United Kingdom (currently, Cuba, the Crimea, Kherson and Zapozhizhia regions of Ukraine, the so-called

Donetsk People’s Republic, and the so-called Luhansk People’s Republic, Iran, North Korea and Syria).

“Sanctions Laws and Regulations” shall mean (i) any sanctions, prohibitions or requirements imposed by the U.S. government, including any U.S. executive order (an “Executive Order”) or by any sanctions program administered by OFAC; and (ii) any sanctions measures imposed by the United Nations Security Council, European Union, any European Union member state or the United Kingdom.

“Second Restatement Date” shall mean the date of this Agreement.

“Senior Secured Debt” shall mean, for the Borrower and its Subsidiaries on a consolidated basis as of any date, the aggregate amount of secured Indebtedness (other than Indebtedness secured by Permitted Liens) plus Attributable Debt of such Persons as of such date (including, without limitation, Indebtedness under any Existing ABS Facility and Indebtedness under any additional ABS Facilities entered into in accordance with Section 7.1(h) hereof).

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Advance” shall mean an Advance which the Borrower requests to be made as, Converted to or Continued as a SOFR Loan in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $5,000,000.00 and in an integral multiple of $1,000,000.00.

“SOFR Basis” shall mean a simple per annum interest rate equal to the sum of (a) ~~Adjusted~~ Term SOFR, plus (b) the Applicable Margin. The SOFR Basis shall apply to Interest Periods of one (1), three (3), or six (6) months, and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the Applicable Margin as adjusted pursuant to Section 2.3(f) hereof.

“SOFR Loan” shall mean a Loan that bears interest at a rate based on ~~Adjusted~~ Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“SPC” shall have the meaning ascribed thereto in Section 11.4(f) hereof.

“Specified Funding Related Conditions” shall have the meaning ascribed thereto in Section 2.2.

“Specified Merger” shall mean the acquisitions by the Buyer as contemplated by the Specified Merger Agreement without giving effect to amendments, supplements, waivers or other modifications to or consents under the Specified Merger Agreement that are adverse in any material respect to the Lenders in their capacities as such and that have not been approved by the Joint Lead Arrangers, such approval not to be unreasonably withheld or delayed.

“Specified Merger Agreement” shall mean the Agreement and Plan of Merger by and among American Tower Investments LLC, Appleseed Holdco LLC, Appleseed Merger Sub LLC, Appleseed OP Merger Sub LLC, CoreSite Realty Corporation, CoreSite, L.P. and the Borrower, dated as of November 14, 2021 (as amended, restated, amended and restated or otherwise modified from time to time in accordance with this Agreement).

“Specified Merger Agreement Representations” shall mean the representations and warranties made by the Target and/or the Target Operating Partnership, as applicable, in the Specified Merger Agreement with respect to the Target and its subsidiaries and/or the Target Operating Partnership, as applicable, that are material to the interests of the Joint Lead Arrangers or the Lenders, but only to the extent that the Borrower has the right under the Specified Merger Agreement not to consummate the Specified Merger, or to terminate its obligations under the Specified Merger Agreement, as a result of such representations and warranties in such Specified Merger Agreement not being true and correct.

“Specified Representations” shall mean the representations and warranties contained in (a) the first sentence of Section 4.1(a), (b) Section 4.1(b), (c) Section 4.1(c)(iii) or (iv) (in the case of indentures, agreements, or other instruments, solely to the extent such indentures, agreements or other instruments evidence Indebtedness in an aggregate amount in excess of $400,000,000 (including, without limitation, the Existing Credit Agreements)), without giving effect to any materiality qualification therein, (d) Section 4.1(k), (e) Section 4.1(l), (f) Section 4.1(m), (g) Section 4.1(n) (in the case of Anti-Corruption Laws, solely with respect to the use of proceeds of the Loans).

“Subsidiary” shall mean, as applied to any Person, (a) any corporation, partnership or other entity of which no less than a majority of the Ownership Interests having ordinary voting power to elect a majority of its board of directors or other persons performing similar functions or such corporation, partnership or other entity, whether or not at the time any Ownership Interests of any other class or classes of such corporation, partnership or other entity shall or might have voting power by reason of the happening of any contingency, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person; provided, however, that if such Person and/or such Person’s Subsidiaries directly or indirectly own less than a majority of such Subsidiary’s Ownership Interests, then such Subsidiary’s operating or governing documents must require (i) such Subsidiary’s net cash after the establishment of reserves be distributed to its equity holders no less frequently than quarterly and (ii) the consent of such Person and/or such Person’s Subsidiaries to amend or otherwise modify the provisions of such operating or governing documents requiring such distributions, or (b) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. Notwithstanding the foregoing, no Unrestricted Subsidiary shall be deemed to be a Subsidiary of the Borrower or any of its Subsidiaries for the purposes of this Agreement or any other Loan Document.

“Syndication Agent” shall mean TD Securities (USA) LLC.

“Target” shall mean CoreSite Realty Corporation, a Maryland corporation.

“Target Material Adverse Effect” shall have the meaning ascribed to the term “Company Material Adverse Effect” in the Specified Merger Agreement as in effect on November 14, 2021.

“Target Operating Partnership” shall mean CoreSite, L.P., a Delaware limited partnership.

“Taxes” shall have the meaning assigned thereto in Section 10.3(b).

“Term Loan Commitment” shall mean, collectively, the 2021 Term Loan Commitment and the Extended Term Loan Commitment.

“Term Loan Maturity Date” shall mean ~~January 28~~May 1, ~~2028~~2029, or such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).

“Term Loans” shall mean, collectively, the Extended Term Loans, the 2021 Term Loans and the Incremental Term Loans.

“Term SOFR” shall mean,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR as so determined is less than the Floor, Term SOFR shall be deemed to be the Floor, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

~~“Term SOFR Adjustment” shall mean a percentage equal to 0.10% per annum.~~

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Ticking Fee Rate” shall have the meaning ascribed thereto in Section 2.4(b) hereof.

“Total Debt” shall mean, for the Borrower and its Subsidiaries on a consolidated basis as of any date, (a) the sum (without duplication) of (i) the outstanding principal amount of the Loans as of such date, (ii) the aggregate amount of Indebtedness plus Attributable Debt of such Persons as of such date, (iii) the aggregate amount of all Guaranties by such Persons of Indebtedness as of such date, and (iv) to the extent payable by the Borrower, an amount equal to the aggregate exposure of the Borrower under any Hedge Agreements permitted pursuant to Section 7.1 hereof, as calculated on a marked to market basis as of the last day of the fiscal quarter being tested or the last day of the most recently completed fiscal quarter, as applicable less (b) the sum of all unrestricted domestic cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date.

“Transactions” shall mean (i) the Specified Merger, (ii) the entering into this Agreement and the Effective Date Credit Agreements and the funding hereunder and thereunder in connection with the consummation of the Specified Merger and (iii) the payment of costs and expenses in connection with the foregoing.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America, or any estate or trust that is subject to Federal income taxation regardless of the source of its income.

“U.S. Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company that is a solvent person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower that is hereafter designated by the Borrower as an Unrestricted Subsidiary by notice to the Administrative Agent and the Lenders; provided that (a) no Material Subsidiary shall be designated as an Unrestricted Subsidiary without the prior written consent of the Majority Lenders, (b) the aggregate Adjusted EBITDA of the Unrestricted Subsidiaries (without duplication) shall not exceed 20% of consolidated Adjusted EBITDA of the Borrower and its subsidiaries, and (c) no Subsidiary of the Borrower may be designated as an Unrestricted Subsidiary after the occurrence and during the continuance of a Default or an Event of Default; provided, further, that the designation by the Borrower of a Subsidiary as an Unrestricted Subsidiary may be revoked by the Borrower at any time by notice to the Administrative Agent and the Lenders so long as no Default would be caused thereby, from and after which time such Subsidiary will no longer be an Unrestricted Subsidiary.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Interpretation. Except where otherwise specifically restricted, reference to a party to this Agreement or any other Loan Document includes that party and its successors and assigns. All capitalized terms used herein which are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York or other applicable jurisdiction on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein. Whenever any agreement, promissory note or other instrument or document is defined in this Agreement, such definition shall be deemed to mean and include, from and after the date of any amendment, restatement, supplement, confirmation or modification thereof, such agreement, promissory note or other instrument or document as so amended, restated, supplemented, confirmed or modified, unless stated to be as in effect on a particular date. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 1.3 Cross References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause in such Article, Section or definition.

Section 1.4 Accounting Provisions. Unless otherwise expressly provided herein, all references in this Agreement to GAAP shall mean GAAP as in effect on the date of this Agreement as published by the Financial Accounting Standards Board. All accounting terms used in this Agreement and not defined expressly, completely or specifically herein shall have the respective meanings given to them, and shall be construed, in accordance with GAAP. All financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in accordance with GAAP applied in a manner consistent with that used to prepare the most recent audited consolidated financial statements of the Borrower and its Subsidiaries. All financial or accounting calculations or determinations required pursuant to this Agreement shall be made, and all references to the financial statements of the Borrower, Adjusted EBITDA, Senior Secured Debt, Total Debt, Interest Expense, Consolidated Total Assets and other such financial terms shall be deemed to refer to such items, unless otherwise expressly provided herein, on a consolidated basis for the Borrower and its Subsidiaries. Notwithstanding the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements of the Borrower for the fiscal year ended December 31, 2018 for all purposes, notwithstanding any change in GAAP relating thereto, including with respect to Accounting Standards Codification 842.

Section 1.5 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

Section 1.6 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, ~~Adjusted Term SOFR~~ or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, ~~Adjusted~~ Term SOFR~~, Term SOFR~~ or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term ~~SOFR, Adjusted Term~~ SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, ~~Adjusted Term SOFR~~ or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2 - LOANS

Section 2.1 The Term Loans.

(a) The Extended Term Loan Lenders agreed severally, and not jointly, upon the terms and subject to the conditions of this Agreement, to lend the Extended Term Loans on the Second Restatement Date.

(b) The 2021 Term Loan Lenders agree severally, and not jointly, upon the terms and subject to the conditions of this Agreement, to lend to the Borrower (x) to the extent the Pre-Closing Funding Election has not been made, on the 2021 Term Loan Funding Date and (y) to the extent the Pre-Closing Funding Election has been made, the Pre-Closing Funding Date, an amount not to exceed (i) in the aggregate, the 2021 Term Loan Commitments of all 2021 Term Loan Lenders and (ii) such 2021 Term Loan Lender’s 2021 Term Loan Commitment.

Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.

Section 2.2 Manner of Advance and Disbursement.

(a) Choice of Interest Rate, Etc. The Advances hereunder shall, at the option of the Borrower, be made as one or more Base Rate Advances or SOFR Advances; provided, however, that at such time as there shall have occurred and be continuing an Event of Default hereunder, at the request of the Majority Lenders, the Borrower shall not have the right to Continue a SOFR Advance or Convert a Base Rate Advance to a SOFR Advance. Any notice given to the Administrative Agent in connection with a requested Advance or Conversion hereunder shall be given to the Administrative Agent prior to 11:00 a.m. (New York, New York time) in order for such Business Day to count toward the minimum number of Business Days required.

(b) Base Rate Advances.

(i) Advances. The Borrower shall give the Administrative Agent in the case of Base Rate Advances irrevocable prior telephonic notice followed immediately by a Request for Advance by 9:00 A.M. (New York, New York time) on the date of such proposed Base Rate Advance; provided, however, that the Borrower’s failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Administrative Agent. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender by telephone, email or telecopy of the contents thereof.

(ii) Conversions. The Borrower may, without regard to the applicable Payment Date and upon at least three (3) Business Days’ irrevocable prior telephonic notice followed by a Request for Advance, Convert all or a portion of the principal of a Base Rate Advance to a SOFR Advance. On the date indicated by the Borrower, such Base Rate Advance shall be so Converted. The failure to give timely notice hereunder with respect to the Payment Date of any Base Rate Advance shall be considered a request for a Base Rate Advance.

(c) SOFR Advances. Upon request, the Administrative Agent, whose determination in absence of manifest error shall be conclusive, shall determine the available SOFR Basis and shall notify the Borrower of such SOFR Basis to apply for the applicable SOFR Advance.

(i) Advances. The Borrower shall give the Administrative Agent in the case of SOFR Advances at least two (2) Business Days’ irrevocable prior telephonic notice followed immediately by a Request for Advance; provided, however, that the Borrower’s failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Administrative Agent. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender by telephone, email or telecopy of the contents thereof.

(ii) Conversions and Continuations. At least three (3) Business Days prior to the Payment Date for each SOFR Advance, the Borrower shall give the Administrative Agent telephonic notice followed by written notice specifying whether all or a portion of such SOFR Advance (A) is to be Continued in whole or in part as one or more SOFR Advances, (B) is to be Converted in whole or in part to a Base Rate Advance, or (C) is to be repaid. The failure to give such notice shall be considered a request to Continue such Advance as a Term SOFR Rate Advance with a one month Interest Period. Upon such Payment Date such SOFR Advance will, subject to the provisions hereof, be so Continued, Converted or repaid, as applicable.

(d) Notification of Lenders. Upon receipt of irrevocable prior telephonic notice in accordance with Section 2.2(b) or (c) hereof or a Request for Advance, or a notice of Conversion or Continuation from the Borrower with respect to any outstanding Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly but no later than the close of business on the day of such notice notify each Lender having the applicable Commitment or holding a Loan subject to such request for an Advance by telephone, followed promptly by written notice (which may be delivered by email) or telecopy, of the contents thereof and the amount of such Lender’s portion of the Advance. Each Lender having the applicable Commitment or holding a Loan subject to such request for an Advance shall, not later than 12:00 noon (New York, New York time) on the date of borrowing specified in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of its portion of any Advance that represents a borrowing hereunder in immediately available funds.

(e) Disbursement.

(i) Prior to 2:00 p.m. (New York, New York time) on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 3 hereof, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (A) transferring the amounts so made available by wire transfer pursuant to the Borrower’s instructions, or (B) in the absence of such instructions, crediting the amounts so made available to the account of the Borrower maintained with the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from a Lender holding a Loan subject to such request for an Advance prior to 12:00 noon (New York, New York time) on the date of a requested Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may in its sole discretion and in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent a Lender does not make such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(iii) If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the Advances for purposes of this Agreement. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor and the Administrative Agent has made such corresponding amount available to the Borrower, the Administrative Agent shall notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, with interest at the Federal Funds Rate from the date the Administrative Agent made such amount available to the Borrower. The Borrower shall not be obligated to pay, and such amount shall not accrue, any interest or fees on such amount other than as provided in the immediately preceding sentence. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

(f) Pre-Closing Funding Election.

(i) Notwithstanding the foregoing, if a Pre-Closing Funding Election has been made, subject solely to the satisfaction (or waiver by the Majority Lenders) of the conditions set forth in Section 3.3 or 3.4, as applicable, other than the Specified Funding

Related Conditions, each Lender shall, before 12:00 p.m. New York City time on the pre-closing funding date specified in the Request for Advance (such date, the “Pre-Closing Funding Date”), which date may be either one or two Business Days prior to the proposed date of the borrowing of the 2021 Term Loans, fund into the Pre-Closing Funding Account, in same day funds, such Lender’s ratable portion of such borrowing (such amounts, the “Pre-Closing Funded Amount”).

(ii) Each Lender authorizes the Administrative Agent to release all amounts deposited by the Lenders into the Pre-Closing Funding Account and make such funds available to the Borrower on the 2021 Term Loan Funding Date subject solely to the satisfaction (or waiver by the Majority Lenders) of each of the Specified Funding Related Conditions on the date of the consummation of the Specified Merger, whereupon the Administrative Agent will make such funds available to the Borrower in immediately available funds to the account or accounts specified by the Borrower to the Administrative Agent in the Request for Advance; provided that, (x) the “Pre-Closing Funding Election” shall mean the election by the Borrower to cause the Pre-Closing Funded Amount to be funded to the Pre-Closing Funding Account on the Pre-Closing Funding Date, which election shall be set forth in or accompany a Request for Advance delivered not later than (i) in the case of Eurodollar Rate Loans, 10:00 a.m. New York City time on the third Business Day prior to the Pre-Closing Funding Date and (ii) in the case of Base Rate Loans, 9:00 A.M. New York City time on the Business Day prior to the Pre-Closing Funding Date and (y) each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required under Section 3.3 or 3.4, as applicable, to be consented to or approved by or acceptable or satisfactory to such Lender, in each case unless the Administrative Agent shall have received notice from such Lender prior to the proposed Pre-Closing Funding Date specifying its objection thereto.

(iii) In the event the satisfaction (or waiver by Majority Lenders) of the conditions set forth in Section 3.3 or 3.4, as applicable, does not occur by 12:00 p.m. New York City time on the date that is two Business Days after the Pre-Closing Funding Date (the “Return Date”), the Pre-Closing Funded Amount shall be returned to the respective Lenders within one Business Day of the Return Date, and the Borrower shall simultaneously therewith pay interest accrued thereon from the Pre-Closing Funding Date to the Return Date, together with any amounts due thereon pursuant to Section 2.9, calculated as if the return of such funds was a prepayment of Advances in an equal principal amount on the Return Date; provided that, for the avoidance of doubt, to the extent the Pre-Closing Funded Amount has been returned to the Lenders in accordance with this sentence, (i) the Borrower shall not be prohibited from submitting a subsequent Request for Advance in accordance with this Section 2.2 and (ii) the 2021 Term Loan Commitment of each Lender shall be determined without giving effect to such Lender’s funding of the Pre-Closing Funded Amount.

(iv) The Borrower agrees that interest shall accrue on the Pre-Closing Funded Amount from and including the Pre-Closing Funding Date as if the Pre-Closing Funded Amount had been advanced to the Borrower as an Advance hereunder; provided, that if a Pre-Closing Funding Election has been made by the Borrower, no ticking fee pursuant to Section 2.4(b) shall accrue on any date on which the Pre-Closing Funded

Amount is held in the Pre-Closing Funding Account. For the avoidance of doubt, (x) the funding of the Pre-Closing Funded Amount shall not constitute an Advance to the Borrower until such amount has been released to the Borrower on the 2021 Term Loan Funding Date in accordance with this Section 2.2(f), and (y) any return of the Pre-Closing Funded Amount to the Lenders in accordance with this Section 2.2(f) shall not constitute a prepayment of an Advance.

For the purpose of this Section 2.2(f), the “Pre-Closing Funding Account” shall mean an account in the name of (i) the Administrative Agent or an Affiliate of the Administrative Agent or (ii) a financial institution (in its capacity as escrow agent) designated by the Administrative Agent and approved by the Borrower, which account has been identified as the “Pre-Closing Funding Account” by notice in writing from the Borrower to the Lenders, and which account shall have terms reasonably satisfactory to the Administrative Agent and the Borrower and “Specified Funding Related Conditions” shall mean the conditions set forth either in (A) Sections 3.3(b) and (d) or (B) Sections 3.4(b), (d), (e), (f), (g) and (h), as applicable.

Section 2.3 Interest.

(a) On Base Rate Advances. Interest on each Base Rate Advance computed pursuant to clause (b) of the definition of Base Rate shall be computed on the basis of a year of 365/366 days and interest computed pursuant to clause (a) of the definition of Base Rate shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed and shall be payable at the Base Rate Basis for such Advance, in arrears on the applicable Payment Date. Interest on Base Rate Advances of the Loans then outstanding shall also be due and payable on the Term Loan Maturity Date.

(b) On SOFR Advances. Interest on each SOFR Advance shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable at the SOFR Basis for such Advance, in arrears on the applicable Payment Date, and, in addition, if the Interest Period for a SOFR Advance exceeds three (3) months, interest on such SOFR Advance shall also be due and payable in arrears on every three (3) month anniversary of the beginning of such Interest Period. Interest on SOFR Advances then outstanding shall also be due and payable on the Term Loan Maturity Date.

(c) [Intentionally Omitted].

(d) Interest Upon Event of Default. Immediately upon the occurrence of an Event of Default under Section 8.1(b), (f) or (g) hereunder and following a request from the Majority Lenders upon the occurrence of any other Event of Default hereunder, the outstanding principal balance of the Loans shall bear interest at the Default Rate. Such interest shall be payable on demand by the Majority Lenders and shall accrue until the earlier of (i) waiver or cure of the applicable Event of Default, (ii) agreement by the Majority Lenders (or, if applicable to the underlying Event of Default, the Lenders) to rescind the charging of interest at the Default Rate or (iii) payment in full of the Obligations.

(e) Term SOFR Contracts. At no time may the number of outstanding SOFR Advances hereunder exceed ten (10).

(f) Applicable Margin.

(i) With respect to any Loans, the Applicable Margin shall be a percentage per annum determined by reference to the Applicable Debt Rating (as such Applicable Debt Rating is determined pursuant to Section 2.3(f)(ii)) in effect on such date as set forth below:

	Applicable Debt Rating	SOFR Advance Applicable Margin	Base Rate Advance Applicable Margin	Ticking Fee Rate
A.	> A / A2 / A	0.625%	0.000%	0.0600%
~~A~~B .	~~>~~ A- / A3 / A-	0.750%	0.000%	0.0800%
~~B~~C .	BBB+ / Baa1 / BBB+	0.875%	0.000%	0.1000%
~~C~~ D.	BBB / Baa2 / BBB	1.000%	0.000%	0.1100%
~~D~~E .	<BBB- / Baa3 / BBB-	1.125%	0.125%	0.1500%
~~E.~~	~~<BB+ / Ba1 / BB+~~	~~1.375%~~	~~0.375%~~	~~0.2000%~~

(ii) Changes in Applicable Margin and Ticking Fee Rate: Determination of Debt Rating. Changes to the Applicable Margin and Ticking Fee Rate shall be effective as of the next Business Day after the day on which the Debt Rating changes. Any change to any Debt Rating established by S&P, Moody’s or Fitch shall be effective as of the date on which such change is first announced publicly by the applicable rating agency making such change and on and after that day the changed Debt Rating shall be the Debt Rating of such rating agency for pm-poses of this Agreement. If none of S&P, Moody’s or Fitch shall have in effect a Debt Rating, the Applicable Margin and Ticking Fee Rate shall be set in accordance with part E of the table set forth in Section 2.3(f)(i). If S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

(g) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Tenn SOFR.

Section 2.4 Fees.

(a) Fees. The Borrower agrees to pay to the Administrative Agent and the Joint Lead Arrangers certain fees in connection with the execution and delivery of this Agreement as provided in the fee letters delivered in connection herewith.

(b) Ticking Fees. The Borrower agrees to pay to each 2021 Term Loan Lender a ticking fee equal to the ticking fee rate (the “Ticking Fee Rate”) as set forth in Section 2.3(f) (computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be) on the undrawn amount of each 2021 Tenn Loan Lender’s 2021 Tenn Loan Commitment, commencing upon the later of (x) the execution and delivery of this Agreement and (y) January 13, 2022, which ticking fees shall be payable quarterly in arrears (i) on the last Business Day of each March, June, September and December and (ii) on the earlier of (x) the 2021 Term Loan Funding Date and (y) the 2021 Term Loan Commitment Termination Date.

Section 2.5 2021 Term Loan Commitment Termination and Reductions.

(a) The 2021 Term Loan Commitments shall automatically terminate on the earlier of (x) subject to Section 2.2(f)(iii), the 2021 Term Loan Funding Date and (y) the 2021 Term Loan Commitment Termination Date.

(b) Voluntary. The Borrower may at any time terminate, or from time to time reduce, the 2021 Term Loan Commitments; provided that each reduction of the 2021 Term Loan Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the 2021 Term Loan Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying whether such election is to terminate or reduce the 2021 Term Loan Commitments and the effective date thereof, which notice may state that such notice is conditioned on the effectiveness of other financing, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any notice, the Administrative Agent shall advise the 2021 Term Loan Lenders of the contents thereof. Any termination or reduction of the 2021 Term Loan Commitments shall be permanent. Each reduction of the 2021 Term Loan Commitments shall be made ratably among the 2021 Term Loan Lenders in accordance with their respective 2021 Term Loan Commitments. The Borrower shall pay to the Administrative Agent for the account of the 2021 Term Loan Lenders, on the date of each termination or reduction under paragraph (b) of this Section, any applicable commitment fees on the amount of the 2021 Term Loan Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

Section 2.6 Prepayments and Repayments.

(a) Prepayment. The principal amount of any Base Rate Advance may be prepaid in full or ratably in part at any time, without premium or penalty and without regard to the Payment Date for such Advance. The principal amount of any SOFR Advance may be prepaid in full or ratably in part, upon three (3) Business Days’ prior written notice, or telephonic notice followed immediately by written notice, to the Administrative Agent, without premium or penalty, which notice may state that such notice is conditioned on the effectiveness of other financing, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided, however, that, to the extent prepaid prior to the applicable Payment Date for such SOFR Advance, the Borrower shall reimburse the applicable Lenders, on the earlier of (A) demand by the applicable Lender or (B) the Term Loan Maturity Date, for any loss or out-of-pocket expense incurred by any such Lender in connection with such prepayment, as set forth in Section 2.9 hereof; and provided further, however, that (i) the Borrower’s failure to confirm any telephonic notice with a written notice shall not invalidate any notice so given if acted upon by the Administrative Agent and (ii) any notice of prepayment given hereunder may be revoked by the Borrower at any time. Any prepayment hereunder shall be in amounts of not less than $2,000,000.00 and in an integral multiple of $1,000,000.00. Amounts prepaid shall be paid together with accrued interest on the amount so prepaid.

(b) Repayments. The Borrower shall repay the Loans, together with accrued interest and fees with respect thereto, in full on the Term Loan Maturity Date.

Section 2.7 Notes; Loan Accounts.

(a) The Loans shall be repayable in accordance with the terms and provisions set forth herein. If requested by a Lender, one (1) Note duly executed and delivered by one or more Authorized Signatories of the Borrower, shall be issued by the Borrower and payable to such Lender in an amount equal to such Lender’s Commitment.

(b) Each Lender may open and maintain on its books in the name of the Borrower a loan account with respect to its portion of the Loans and interest thereon. Each Lender which opens such a loan account shall debit such loan account for the principal amount of its portion of each Advance made by it and accrued interest thereon, and shall credit such loan account for each payment on account of principal of or interest on its Loans. The records of a Lender with respect to the loan account maintained by it shall be prima facie evidence of its portion of the Loans and accrued interest thereon absent manifest error, but the failure of any Lender to make any such notations or any error or mistake in such notations shall not affect the Borrower’s repayment obligations with respect to such Loans.

Section 2.8 Manner of Payment.

(a) Each payment (including, without limitation, any prepayment) by the Borrower on account of the principal of or interest on the Loans and any other amount owed to the Lenders or the Administrative Agent or any of them under this Agreement or the Notes shall be made not later than 1:00 p.m. (New York, New York time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders or the Administrative Agent, as the case may be, in lawful money of the United States of America in immediately available funds. Any payment received by the Administrative Agent after 1:00 p.m. (New York, New York time) shall be deemed received on the next Business Day. Receipt by the Administrative Agent of any payment intended for any Lender or Lenders hereunder prior to 1:00 p.m. (New York, New York time) on any Business Day shall be deemed to constitute receipt by such Lender or Lenders on such Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly, but no later than the close of business on the date such payment is deemed received, thereafter distribute the amount so received in like funds to such Lender. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the applicable Lenders accordingly. In the event that the Administrative Agent shall fail to make distribution to any Lender as required under this Section 2.8, the Administrative Agent agrees to pay such Lender interest from the date such payment was due until paid at the Federal Funds Rate.

(b) The Borrower agrees to pay principal, interest, fees and all other amounts due hereunder or under the Notes without set-off or counterclaim or any deduction whatsoever, except as provided in Section 10.3 hereof.

(c) Prior to the acceleration of the Loans under Section 8.2 hereof, if some but less than all amounts due from the Borrower are received by the Administrative Agent with respect to the Obligations, the Administrative Agent shall distribute such amounts in the following order of priority, all on a pro rata basis to the Lenders: (i) to the payment on a pro rata basis of any fees or expenses then due and payable to the Administrative Agent or expenses then due and payable to the Lenders; (ii) to the payment of interest then due and payable on the Loans on a pro rata basis and of fees then due and payable to the Lenders on a pro rata basis; (iii) to the payment of all other amounts not otherwise referred to in this Section 2.8(c) then due and payable to the Administrative Agent and the Lenders, or any of them, hereunder or under the Notes or any other Loan Document; and (iv) to the payment of principal then due and payable on the Loans on a pro rata basis.

(d) Subject to any contrary provisions in the definition of Interest Period, if any payment under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

Section 2.9 Reimbursement.

(a) Whenever any Lender shall sustain or incur any losses or reasonable out-of-pocket expenses in connection with (i) the failure by the Borrower to borrow, Continue or Convert any SOFR Advance after having given notice of its intention to borrow, Continue or Convert such Advance in accordance with Section 2.2 or 2.6 hereof (whether by reason of the Borrower’s election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3 hereof, but not as a result of a failure of such Lender to make a Loan in accordance with the terms of this Agreement), or (ii) the prepayment other than on the applicable Payment Date (or failure to prepay after giving notice thereof) of any SOFR Advance in whole or in part for any reason, the Borrower agrees to pay to such Lender, upon such Lender’s demand, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses. Such Lender’s good faith determination of the amount of such losses or out-of-pocket expenses, as set forth in writing and accompanied by calculations in reasonable detail demonstrating the basis for its demand, shall be presumptively correct absent manifest error.

(b) Losses subject to reimbursement hereunder shall include, without limiting the generality of the foregoing, reasonable out-of-pocket expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, paid, repaid, not borrowed, or not paid, as the case may be, but not losses resulting from lost Applicable Margin or other margin. Losses subject to reimbursement will be payable whether the Term Loan Maturity Date is changed by virtue of an amendment hereto (unless such amendment expressly waives such payment) or as a result of acceleration of the Loans.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.9 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any losses or expenses incurred more than six (6) months prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such losses or expenses and of such Lender’s intention to claim compensation therefor.

Section 2.10 Pro Rata Treatment.

(a) [Intentionally Omitted.]

(b) Payments. Except as provided in Article 10 hereof, each payment and prepayment of principal of, and interest on, the Loans shall be made to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding under the applicable Loans immediately prior to such payment or prepayment.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (y) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including, without limitation, the right of set-off) with respect to such participation as fully as if such purchasing Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.11 Capital Adequacy. If after the date hereof, the adoption of any Applicable Law regarding the capital adequacy or liquidity of banks or bank holding companies, or any change in Applicable Law (whether adopted before or after the Second Restatement Date) or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, including any such change resulting from the enactment or issuance of any regulation or regulatory interpretation affecting existing Applicable Law, or compliance by such Lender (or the bank holding company of such Lender) with any directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder with respect to the Loans to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy or liquidity immediately before such adoption, change or compliance and assuming that such Lender’s (or the bank holding company of such Lender) capital was fully utilized prior to such adoption, change or compliance) by an amount reasonably deemed by such Lender to be material, then, upon demand by such Lender, the Borrower shall promptly pay to such Lender such additional amounts as shall be sufficient to compensate such Lender (on an after-tax basis and without duplication of amounts paid by the Borrower pursuant to Section 10.3) for such reduced return which is reasonably allocable to this Agreement, together with interest on such amount from the fourth (4th) Business Day after the date of demand or the Term Loan Maturity Date, as applicable, until payment in full thereof at the Default Rate; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be enacted, adopted or issued after the date hereof, regardless of the date enacted, adopted or issued. A certificate of such Lender setting forth the amount to be paid to such Lender by the Borrower as a result of any event referred to in this paragraph and supporting calculations in reasonable detail shall be presumptively correct absent manifest error. Notwithstanding any other provision of this Section 2.11, no Lender shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.12 Lender Tax Forms.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (ii)(a) and (ii)(b) of this Section) shall not be required if in the Lenders’ reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(a) On or prior to the Second Restatement Date and on or prior to the first Business Day of each calendar year thereafter, to the extent it may lawfully do so at such time, each Lender which is a Non-U.S. Person shall provide each of the Administrative Agent and the Borrower (A) if such Lender is a “bank” under Section 881(c)(3)(A) of the Code, with a properly executed original of Internal Revenue Service Form W-8BEN (or W-8BEN-E, as applicable) or W-8ECI (or any successor form) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrower and the Administrative Agent, as the case may be, certifying (i) as to such Lender’s status as exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under the Notes or (ii) that all payments to be made to such Lender hereunder and under the Notes are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (B) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and intends to claim exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN (or W-8BEN-E, as applicable), or any subsequent versions thereof or successors thereto (and, if such Lender delivers a Form W-8BEN (or W-8BEN-E, as applicable), a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten-percent (10%) shareholder (within the meaning of Section 871(h)(3)(B) of the Code and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Lender, indicating that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes as permitted by the Code. If a payment made to a Lender under this Agreement would be subject to withholding Tax imposed under FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by Applicable Law (included as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent or the Borrower to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment.

(b) On or prior to the Second Restatement Date, and to the extent permitted by applicable U.S. Federal law, on or prior to the first Business Day of each calendar year thereafter, each Lender which is a U.S. Person shall provide the Administrative Agent and the Borrower a duly completed and executed copy of the Internal Revenue Service Form W-9 or successor form to the effect that it is a U.S. Person.

Each Lender agrees that if any form or certification it previously delivered becomes inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. In addition, each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete, upon written request by the Borrower or the Administrative Agent, such Lender shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

Section 2.13 Incremental Term Loans. The Borrower may, upon five (5) Business Days’ notice to the Administrative Agent, request a commitment for an additional term loan from the Lenders or by adding one or more lenders, determined by the Borrower in its sole discretion, subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld), which lender or lenders are willing to commit to such increase (each such lender, a “New Lender,” and such commitment, an “Incremental Term Loan Commitment”); provided, however, that (i) the Borrower may not request an Incremental Term Loan Commitment after the occurrence and during the continuance of an Event of Default, including, without limitation, any Event of Default that would result after giving effect to any Incremental Term Loan, (ii) each Incremental Term Loan Commitment shall be in an amount not less than $10,000,000 or an integral multiple of $5,000,000 in excess thereof and (iii) the aggregate amount of all Incremental Term Loan Commitments shall not exceed $1,250,000,000. Such notice to the Administrative Agent shall describe the amount and intended disbursement date of the Incremental Term Loan to be made pursuant to such Incremental Term Loan Commitments. An Incremental Term Loan Commitment shall become effective upon (a) the execution by each applicable New Lender of a counterpart of this Agreement and delivering such counterpart to the Administrative Agent and (b) receipt by the Administrative Agent of a certificate of a responsible officer of the Borrower, dated as of the date such Incremental Term Loan Commitments are proposed to take effect, certifying that as of such date each of the representations and warranties in Article 4 hereof are true and correct in all material respects, except for those representations and warranties that are qualified by materiality or Materially Adverse Effect, which shall be true and correct, and no Default then exists. Over the term of the Agreement the Borrower may request Incremental Term Loan Commitments no more than four (4) times. Notwithstanding anything to the contrary herein, no Lender shall be required to provide an Incremental Term Loan Commitment pursuant to this Section 2.13.

Section 2.14 Defaulting Lender. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.11.

(b) If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon that Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3 - CONDITIONS PRECEDENT

Section 3.1 [Reserved].

Section 3.2 Conditions Precedent to Second Restatement Date. The effectiveness of this Agreement on the Second Restatement Date is subject to the prior or contemporaneous fulfillment (in the reasonable opinion of the Administrative Agent), or, if applicable, receipt by the Administrative Agent (in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders) of each of the following:

(a) this Agreement duly executed by all relevant parties;

(b) a loan certificate of the Borrower dated as of the Second Restatement Date, in substantially the form attached hereto as Exhibit D, including a certificate of incumbency with respect to each Authorized Signatory of the Borrower, together with the following items: (i) a true, complete and correct copy of the articles of incorporation and by-laws of the Borrower as in effect on the Second Restatement Date, (ii) a certificate of good standing for the Borrower issued by the Secretary of State of Delaware, and (iii) a true, complete and correct copy of the resolutions of the Borrower authorizing it to execute, deliver and perform each of the Loan Documents to which it is a party;

(c) legal opinions of (i) Cleary Gottlieb Steen & Hamilton LLP, special counsel to the Borrower and (ii) Edmund DiSanto, Esq., General Counsel of the Borrower, addressed to each Lender and the Administrative Agent and dated as of the Second Restatement Date;

(d) receipt by the Borrower of evidence that all Necessary Authorizations, other than Necessary Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect, including all necessary consents to the closing of this Agreement, have been obtained or made, are in full force and effect and are not subject to any pending or, to the knowledge of the Borrower, threatened reversal or cancellation;

(e) each of the representations and warranties in Article 4 hereof are true and correct in all material respects, except for those representations and warranties that are qualified by materiality or Materially Adverse Effect, which shall be true and correct, as of the Second Restatement Date, and no Default then exists;

(f) at least three (3) Business Days prior to the Second Restatement Date, to the extent reasonably requested in writing at least ten (10) Business Days prior to the Second Restatement Date, (i) documentation that the Administrative Agent and the Lenders are required to obtain from the Borrower under Section 326 of the USA PATRIOT ACT (P.L. 107-56, 115 Stat. 272 (2001)) and under any other provision of the Patriot Act, the Bank Secrecy Act (P.L. 91-508, 84 Stat. 1118 (1970)) or any regulations under such Act or the Patriot Act that contain document collection requirements that apply to the Administrative Agent and the Lenders and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the beneficial Ownership Certification to each Lender that so requests;

(g) all fees and expenses required to be paid in connection with this Agreement to the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers and the Lenders shall have been (or shall be simultaneously) paid in full;

(h) audited consolidated financial statements for the three years ended December 31, 2020, and unaudited consolidated financial statements for each of the three quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, in each case of the Borrower and its Subsidiaries; and

(i) a certificate of the president, chief financial officer or treasurer of the Borrower as to the financial performance of the Borrower and its Subsidiaries, substantially in the form of Exhibit E attached hereto, and, to the extent applicable, using information contained in the financial statements delivered pursuant to clause (i) of this Section 3.2 in respect of the quarter ending September 30, 2021.

(j) a certificate of a responsible officer of the Borrower confirming that the commitments under the Bridge Commitment Letter have been (or concurrently with the occurrence of the Second Restatement Date will be) reduced by the aggregate amount of the 2021 Term Loan Commitments hereunder.

Section 3.3 Non-Merger Conditions Precedent to 2021 Term Loan Funding Date. Subject to Borrower’s election to fund the 2021 Term Loans under Section 3.4, the obligation of each 2021 Term Loan Lender to make any 2021 Term Loan requested to be made by it on the 2021 Term Loan Funding Date is subject to the following conditions precedent as of such date (or to the extent the Pre-Closing Funding Election had been made, the conditions other than the Specified Funding Related Conditions shall only be required to be met on the Pre-Closing Funding Date as contemplated by Section 2.2(f)).

(a) The Second Restatement Date shall have occurred.

(b) (i) all of the representations and warranties of the Borrower under this Agreement and the other Loan Documents (other than those set forth in Section 4.1(f)(ii) and Section 4.1(i) hereof), which, pursuant to Section 4.2 hereof, are made at and as of the time of such borrowing, in each case shall be true and correct at such time in all material respects, except for those representations and warranties that are qualified by materiality or Materially Adverse Effect, which shall be true and correct, both before and after giving effect to the application of the proceeds of such borrowing, and after giving effect to any updates to information provided to the Lenders in accordance with the terms of this Agreement except to the extent stated to have been made as of the Second Restatement Date, and (ii) no Default hereunder shall then exist or be caused thereby.

(c) The Administrative Agent shall have received in accordance with the provisions of Section 2.2 a duly executed Request for Advance.

(d) The Administrative Agent shall have received a certificate of the Borrower certifying that all the conditions contained in this Section 3.3 have been satisfied.

Section 3.4 Certain Funds Conditions Precedent to 2021 Term Loan Funding Date. At the Borrower’s election, the obligation of each 2021 Term Loan Lender to make any 2021 Term Loan requested to be made by it on the 2021 Term Loan Funding Date is subject to the following conditions precedent as of such date (or to the extent the Pre-Closing Funding Election had been made, the conditions other than the Specified Funding Related Conditions shall only be required to be met on the Pre-Closing Funding Date as contemplated by Section 2.2(f)):

(a) The Second Restatement Date shall have occurred.

(b) The Specified Merger shall have been consummated, or substantially concurrently with the funding hereunder shall be consummated, in each case pursuant to and on the terms and conditions set forth in the Specified Merger Agreement and without giving effect to amendments, supplements, waivers or other modifications to or consents under the Specified Merger Agreement that are adverse in any material respect to the Lenders and that have not been approved by the Joint Lead Arrangers, such approval not to be unreasonably withheld or delayed (it being understood and agreed that (a) any decrease in the purchase price shall be deemed to be materially adverse to the Lenders unless the aggregate decrease does not exceed 10% and is allocated to reduce the commitments under the Bridge Facility (or, if the commitments under the Bridge Facility have been reduced to zero, to reduce the commitments under the 364-Day Term Loan Agreement and, if such commitments have been reduced to zero, to reduce the commitments under the 2-Year Term Loan Agreement), (b) any increase in the purchase price shall be deemed not to be materially adverse so long as not financed with the incurrence of Indebtedness and (c) any amendment to the definition of “Target Material Adverse Effect” in the Specified Merger Agreement shall be deemed to be materially adverse to the Lenders).

(c) The Joint Lead Arrangers shall have received in the case of the Borrower (i) audited consolidated balance sheets and related audited statements of operations, stockholders’ equity and cash flows of the Borrower for each of the three fiscal years most recently ended at least 60 days prior to the 2021 Term Loan Funding Date (and audit reports for such financial statements shall not be subject to any qualification or “going concern” disclosures) and (ii) unaudited consolidated balance sheets and related unaudited statements of operations, stockholders’ equity and cash flows of the Borrower for each subsequent fiscal quarter ended at least 40 days prior to the 2021 Term Loan Funding Date (but excluding the fourth quarter of any fiscal year). Reports and financial statements required to be delivered pursuant to clauses (i) and (ii) above shall be deemed to have been delivered on the date on which such reports, or reports containing such financial statements, are made publicly available on the SEC’s EDGAR database.

(d) All costs, fees, expenses and other compensation required by the Bridge Commitment Letter and the Fee Letter (as defined in the Bridge Commitment Letter) to be payable to the Joint Lead Arrangers, the Administrative Agent or the Lenders at or prior to the 2021 Term Loan Funding Date (in the case of expenses, to the extent invoiced at least two Business Days prior to the 2021 Term Loan Funding Date shall have been paid to the extent due.

(e) The Administrative Agent shall have received a solvency certificate in substantially the form of Schedule I to Annex B to the Bridge Commitment Letter.

(f) After giving effect to the Transactions, no Event of Default shall have occurred and be continuing under Section 8.1(b), (f) or (g).

(g) The Specified Representations and Specified Merger Agreement Representations shall be true and correct in all material respects.

(h) Since the date of the Specified Merger Agreement, there shall not have been any Target Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

(i) The Administrative Agent shall have received in accordance with the provisions of Section 2.2 a duly executed Request for Advance.

Each submission by the Borrower to the Administrative Agent of a Request for Advance with respect to a 2021 Term Loan and the acceptance by the Borrower of the proceeds of each such 2021 Term Loan made hereunder shall constitute a representation and warranty by the Borrower as of the 2021 Term Loan Funding Date in respect of such 2021 Term Loan that all the conditions contained in this Section 3.4 have been satisfied.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties. The Borrower hereby represents and warrants in favor of the Administrative Agent and each Lender on the Second Restatement Date (other than with respect to Section 4.1(m)) and on the 2021 Term Loan Funding Date (after giving effect to the Transactions):

(a) Organization; Ownership; Power; Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Borrower has the power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted. The Subsidiaries of the Borrower and the direct and indirect ownership thereof as of the Second Restatement Date are as set forth on Schedule 3 attached hereto. Except as would not reasonably be expected to have a Materially Adverse Effect, each Subsidiary of the Borrower is a corporation, limited liability company, limited partnership or other legal entity duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted.

(b) Authorization; Enforceability. The Borrower has the corporate power, and has taken all necessary action, to authorize it to borrow hereunder, to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Borrower and is, and each of the other Loan Documents to which the Borrower is party is, a legal, valid and binding obligation of the Borrower and enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

(c) Compliance with Other Loan Documents and Contemplated Transactions. The execution, delivery and performance, in accordance with their respective terms, by the Borrower of this Agreement, the Notes, and each of the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) require any consent or approval, governmental or otherwise, not already obtained, (ii) violate any Applicable Law respecting the Borrower, (iii) conflict with, result in a breach of, or constitute a default under the articles of incorporation or by-laws, as amended, of the Borrower, or under any indenture, agreement, or other instrument, including without limitation the Licenses, to which the Borrower is a party or by which the Borrower or its respective properties is bound that is material to the Borrower and its Subsidiaries on a consolidated basis or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of the Material Subsidiaries, except for Liens permitted pursuant to Section 7.2 hereof.

(d) Compliance with Law. The Borrower and its Subsidiaries are in compliance with all Applicable Law, except where the failure to be in compliance therewith would not individually or in the aggregate have a Materially Adverse Effect.

(e) Title to Assets. The Borrower and its Subsidiaries have good title to, or a valid leasehold interest in, all of their respective assets, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect. None of the properties or assets of the Borrower or any Material Subsidiary is subject to any Liens, except for Liens permitted pursuant to Section 7.2 hereof.

(f) Litigation. There is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or any of their respective properties, including without limitation the Licenses, in any court or before any arbitrator of any kind or before or by any governmental body (including, without limitation, the FCC) that (i) calls into question the validity of this Agreement or any other Loan Document or (ii) would reasonably be expected to have a Materially Adverse Effect, other than as may be disclosed in the public filings of the Borrower with the Securities and Exchange Commission prior to the Second Restatement Date.

(g) Taxes. All Federal income, other material Federal and material state and other tax returns of the Borrower and its Material Subsidiaries required by law to be filed have been duly filed and all Federal income, other material Federal and material state and other taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be paid by the Borrower or any of its Subsidiaries or imposed upon the Borrower or any of its Subsidiaries or any of their respective properties, income, profits or assets, which are due and payable, have been paid, except any such taxes (i) (x) the payment of which the Borrower or any of its Subsidiaries is diligently contesting in good faith by appropriate proceedings, (y) for which adequate reserves in accordance with GAAP have been provided on the books of such Person, and (z) as to which no Lien other than a Lien permitted pursuant to Section 7.2 hereof has attached, or (ii) which may result from audits not yet conducted, or (iii) as to which the failure to pay would not reasonably be expected to have a Materially Adverse Effect.

(h) Financial Statements. As of the Second Restatement Date, the Borrower has furnished or caused to be furnished to the Administrative Agent the audited financial statements for the Borrower and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2020, and the consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2021 and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the nine months then ended, duly certified by the chief financial officer of the Borrower, all of which have been prepared in accordance with GAAP and present fairly, subject, in the case of said balance sheet as at September 30, 2021, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments and the absence of footnotes, in all material respects the financial position of the Borrower and its Subsidiaries on a consolidated basis, on and as at such dates and the results of operations for the periods then ended. As of the Second Restatement Date, none of the Borrower or its Subsidiaries has any liabilities, contingent or otherwise, that are material to the Borrower and its Subsidiaries on a consolidated basis other than as disclosed in the financial statements referred to in the preceding sentence or in the reports filed by the Borrower with the Securities and Exchange Commission prior to the Second Restatement Date or the Obligations.

(i) No Material Adverse Change. Other than as may be disclosed in the public filings of the Borrower with the Securities and Exchange Commission prior to the Effective Date, there has occurred no event since December 31, 2020 which has had or which would reasonably be expected to have a Materially Adverse Effect.

(j) ERISA. The Borrower and its Subsidiaries and, to the best of their knowledge, their ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the currently applicable provisions of ERISA and the Code except where any failure or non-compliance would not reasonably be expected to result in a Materially Adverse Effect.

(k) Compliance with Regulations U and X. The Borrower does not own or presently intend to own an amount of “margin stock” as defined in Regulations U and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (“margin stock”) representing twenty-five percent (25%) or more of the total assets of the Borrower, as measured on both a consolidated and unconsolidated basis. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of any of the above-mentioned regulations.

(l) Investment Company Act. The Borrower is not required to register under the provisions of the Investment Company Act of 1940, as amended.

(m) Solvency. As of the Second Restatement Date and after giving effect to the transactions contemplated by the Loan Documents (i) the assets and property of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the total amount of liabilities, including contingent liabilities of the Borrower and its Subsidiaries on a consolidated basis; (ii) the capital of the Borrower and its Subsidiaries on a consolidated basis will not be unreasonably small to conduct its business as such business is now conducted and expected to be conducted following the Second Restatement Date; (iii) the Borrower and its Subsidiaries on a consolidated basis will not have incurred debts, or have intended to incur debts, beyond their ability to pay such debts as they mature; and (iv) the present fair salable value of the assets and property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay their probable liabilities (including debts) as they become absolute and matured. For purposes of this Section, the amount of contingent liabilities at any time will be computed as the amount that, in light of all the facts and circumstances existing as such time, can reasonably be expected to become an actual or matured liability.

(n) Designated Persons; Sanctions Laws and Regulations. Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any of their respective directors or officers is a Designated Person. The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower, its directors, are in compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations, in each case, in all material respects.

(o) Beneficial Ownership Certifications. As of the date so delivered, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification, if any, provided to any Lender in connection with this Agreement is true and correct in all respects.

Section 4.2 Survival of Representations and Warranties, Etc. All representations and warranties made under this Agreement and any other Loan Document, shall be deemed to be made, and shall be true and correct in all material respects, except for those representations and warranties that are qualified by materiality or Materially Adverse Effect, which shall be true and correct, at and as of the Second Restatement Date (other than with respect to Section 4.1(m)) and the 2021 Term Loan Funding Date. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lenders and the Administrative Agent, any investigation or inquiry by any Lender or the Administrative Agent, or the making of any Advance under this Agreement.

ARTICLE 5 - GENERAL COVENANTS

So long as any of the Obligations are outstanding and unpaid:

Section 5.1 Preservation of Existence and Similar Matters. Except as permitted under Section 7.3 hereof or to the extent required for the Borrower or any of its Subsidiaries to maintain its status as a REIT, the Borrower will, and will cause each of its Subsidiaries to, preserve and maintain its existence, and its material rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation, including, without limitation, the Licenses and all other Necessary Authorizations, except where the failure to do so would not reasonably be expected to have a Materially Adverse Effect.

Section 5.2 Compliance with Applicable Law. The Borrower will, and will cause each of its Subsidiaries to comply in all respects with the requirements of all Applicable Law, except when the failure to comply therewith would not reasonably be expected to have a Materially Adverse Effect.

Section 5.3 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition (reasonable wear and tear excepted) all properties then used or useful in their respective businesses (whether owned or held under lease) that, individually or in the aggregate, are material to the conduct of the business of the Borrower and its Subsidiaries on a consolidated basis, except where the failure to maintain would not reasonably be expected to have a Materially Adverse Effect.

Section 5.4 Accounting Methods and Financial Records. The Borrower will, and will cause each of its Subsidiaries on a consolidated and consolidating basis to, maintain a system of accounting established and administered in accordance with generally accepted accounting principles, keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles and reflecting all transactions required to be reflected by generally accepted accounting principles, and keep accurate and complete records of their respective properties and assets.

Section 5.5 Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain insurance (including self-insurance) with respect to its properties and business that are material to the conduct of the business of the Borrower and its Subsidiaries on a consolidated basis from responsible companies in such amounts and against such risks as are customary for companies engaged in the same or similar business, with all premiums thereon to be paid by the Borrower and the Material Subsidiaries.

Section 5.6 Payment of Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge all Federal income, other material Federal and material state and other material taxes required to be paid by them or imposed upon them or their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, which, if unpaid, might become a Lien or charge upon any of their properties (other than Liens permitted pursuant to Section 7.2 hereof); provided, however, that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the appropriate books or where the failure to pay would not reasonably be expected to have a Materially Adverse Effect.

Section 5.7 Visits and Inspections. The Borrower will, and will cause each Material Subsidiary to, permit representatives of the Administrative Agent and any of the Lenders, upon reasonable notice, to (a) visit and inspect the properties of the Borrower or any Material Subsidiary during business hours, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers and accountants (with representatives of the Borrower participating in such discussions with their accountants) their respective businesses, assets, liabilities, financial positions, results of operations and business prospects, all at such reasonable times and as often as reasonably requested.

Section 5.8 Use of Proceeds. The Borrower will use the aggregate proceeds of the Advances for working capital needs, to finance acquisitions and other general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, to refinance or repurchase Indebtedness and to purchase issued and outstanding Ownership Interests of the Borrower).

Section 5.9 Maintenance of REIT Status. The Borrower will, at all times, conduct its affairs in a manner so as to continue to qualify as a REIT and elect to be treated as a REIT under all Applicable Laws, rules and regulations until such time as the board of directors of the Borrower deems it in the best interests of the Borrower and its stockholders not to remain qualified as a REIT.

Section 5.10 Senior Credit Facilities. If the provisions of Articles 7 (Negative Covenants) and/or 8 (Default) (and the definitions of defined terms used therein) of any of the Existing Credit Agreements are proposed to be amended or otherwise modified in a manner that is more restrictive from the Borrower’s perspective (a “Restrictive Change”), the Borrower covenants and agrees that it shall (a) provide the Lenders with written notice describing such proposed Restrictive Change promptly and in any event prior to the effectiveness of such Restrictive Change, and (b) upon fifteen (15) Business Days prior written notice from the Majority Lenders requesting that such Restrictive Change be effected with respect to this Agreement, take such steps as are necessary to effect a Restrictive Change with respect to this Agreement that is acceptable to the Majority Lenders and the Borrower; provided, that, in the event the Borrower fails to effect such equivalent Restrictive Change within such fifteen (15) Business Day period, then, such Restrictive Change to such Existing Credit Agreement shall automatically be applied to this Agreement; provided, further that (i) no default or event of default would occur solely by reason of such amendment to this Agreement or any other debt agreement of the Borrower, and (ii) such Restrictive Change shall not be made if doing so would cause the Borrower to fail to maintain, or prevent it from being able to elect, REIT status. Notwithstanding the foregoing, any such Restrictive Change made to this Agreement hereunder shall remain in effect until such time as the applicable Existing Credit Agreement has matured or otherwise been terminated, at which point, unless the Borrower’s Debt Ratings (or their related outlooks) have declined since the date this Agreement was executed, the Administrative Agent, Lenders and the Borrower will take such steps as are necessary to amend this Agreement to remove entirely any such amendments made under this Section 5.10 to this Agreement; provided, however, that in the event that (A) the applicable Existing Credit Agreement has matured or otherwise been terminated, and (B) the Borrower’s Debt Ratings (or their related outlooks) have declined since the date this Agreement was executed, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to modify such Restrictive Change with respect to its application for the remainder of this Agreement.

ARTICLE 6 - INFORMATION COVENANTS

So long as any of the Obligations are outstanding and unpaid, the Borrower will furnish or cause to be furnished to the Administrative Agent (with the Administrative Agent to make the same available to the Lenders) at its office:

Section 6.1 Quarterly Financial Statements and Information. Within forty -five (45) days after the last day of each of the first three (3) quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries at the end of such quarter and as of the end of the preceding fiscal year, and the related consolidated statement of operations and the related consolidated statement of cash flows of the Borrower and its Subsidiaries for such quarter and for the elapsed portion of the year ended with the last day of such quarter, which shall set forth in comparative form such figures as at the end of and for such quarter and appropriate prior period and shall be certified by the chief financial officer of the Borrower to have been prepared in accordance with generally accepted accounting principles and to present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year -end and audit adjustments; provided, that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section ~~7.5 and~~ 7.6, a statement of reconciliation conforming such financial statements to GAAP; provided, further, that notwithstanding anything to the contrary in this Section 6.1, no financial statements delivered pursuant to this Section 6.1 shall be required to include footnotes.

Section 6.2 Annual Financial Statements and Information. As soon as available, but in any event not later than the earlier of (a) the date such deliverables are required (if at all) by the Securities and Exchange Commission and (b) one hundred twenty (120) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statement of operations for such fiscal year and for the previous fiscal year, the related audited consolidated statements of cash flow and stockholders’ equity for such fiscal year and for the previous fiscal year, which shall be accompanied by an opinion of Deloitte & Touche, LLP, or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a statement of such accountants (unless the giving of such statement is contrary to accounting practice for the continuing independence of such accountant) that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower was not in compliance with Sections ~~7.5 and~~ 7.6 hereof insofar as they relate to accounting matters; provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section ~~7.5 and~~ 7.6, a statement of reconciliation conforming such financial statements to GAAP.

Section 6.3 Performance Certificates. At the time the financial statements are furnished pursuant to Sections 6.1 and 6.2 hereof, a certificate of the president, chief financial officer or treasurer of the Borrower as to the financial performance of the Borrower and its Subsidiaries on a consolidated basis, in substantially the form attached hereto as Exhibit E:

(a) setting forth as and at the end of such quarterly period or fiscal year, as the case may be, the arithmetical calculations required to establish whether or not the Borrower was in compliance with Sections ~~7.5 and~~ 7.6 hereof; and

(b) stating that, to the best of his or her knowledge, no Default has occurred and is continuing as at the end of such quarterly period or year, as the case may be, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default.

Section 6.4 Copies of Other Reports.

(a) Promptly upon receipt thereof, copies of the management letter prepared in connection with the annual audit referred to in Section 6.2 hereof.

(b) Promptly upon receipt thereof, copies of any adverse notice or report regarding any License that would reasonably be expected to have a Materially Adverse Effect.

(c) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations or business prospects of the Borrower and its Subsidiaries, as the Administrative Agent or any Lender may reasonably request.

(d) Promptly after the sending thereof, copies of all statements, reports and other information which the Borrower sends to public security holders of the Borrower generally or publicly files with the Securities and Exchange Commission, but solely in the event that any such statement, report or information has not been made publicly available by the Securities and Exchange Commission on the EDGAR or similar system or by the Borrower on its internet website.

Section 6.5 Notice of Litigation and Other Matters. Unless previously disclosed in the public filings of the Borrower with the Securities and Exchange Commission, notice specifying the nature and status of any of the following events, promptly, but in any event not later than fifteen (15) days after the occurrence of any of the following events becomes known to the Borrower:

(a) the commencement of all proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator against the Borrower or any of its Subsidiaries or, to the extent known to the Borrower, threatened in writing against the Borrower or any of its Subsidiaries, which would reasonably be expected to have a Materially Adverse Effect;

(b) any material adverse change with respect to the business, assets, liabilities, financial position, results of operations or business prospects of the Borrower and its Subsidiaries, taken as a whole, other than changes which have not had and would not reasonably be expected to have a Materially Adverse Effect and other than changes in the industry in which the Borrower or any of its Subsidiaries operates or the economy or business conditions in general;

(c) any Default, giving a description thereof and specifying the action proposed to be taken with respect thereto; and

(d) the commencement or threatened commencement of any litigation regarding any Plan or naming it or the trustee of any such Plan with respect to such Plan or any action taken by the Borrower or any of its Subsidiaries or any ERISA Affiliate of the Borrower to withdraw or partially withdraw from any Plan or to terminate any Plan, that in each case would reasonably be expected to have a Materially Adverse Effect.

Section 6.6 Certain Electronic Delivery; Public Information. Documents required to be delivered pursuant to this Section 6 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 4; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Administrative Agent shall receive notice (by telecopier or electronic mail) of the posting of any such documents and shall be provided access (by electronic mail) to electronic versions (i.e., soft copies) of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 11.18); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, (1) the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC” and (2) the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Loans.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

Section 6.7 Know Your Customer Information. Upon a merger or consolidation pursuant to Section 7.3(b), the Borrower or the surviving corporation into which the Borrower is merged or consolidated shall deliver for the benefit of the Lenders and the Administrative Agent, such other documents as may reasonably be requested in connection with such merger or consolidation, including, without limitation, information in respect of “know your customer” and similar requirements, an incumbency certificate and an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Majority Lenders, to the effect that all agreements or instruments effecting the assumption of the Obligations of the Borrower under the Notes, this Agreement and the other Loan Documents pursuant to the terms of Section 7.3(b) are enforceable in accordance with their terms and comply with the terms hereof.

Section 6.8 Additional Requested Information. Promptly upon request, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

ARTICLE 7 - NEGATIVE COVENANTS

So long as any of the Obligations are outstanding and unpaid:

Section 7.1 Indebtedness; Guaranties of the ~~Borrower and its~~Borrower’s Subsidiaries. The Borrower ~~shall not, and~~ shall not permit any of its Subsidiaries to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness (including, without limitation, any Guaranty) except:

(a) Indebtedness existing on the date hereof and disclosed in the public filings of the Borrower with the Securities and Exchange Commission and any refinancing, extensions, renewals and replacements (including through open market purchases and tender offers) of any such Indebtedness that do not (i) increase the outstanding principal amount and any existing commitments not utilized thereunder, or accreted value thereof (or, in the case of open market purchases and tender offers, exceed the current market value thereof) plus any accrued interest thereon, the amount of any premiums and any costs and expenses incurred to effect such refinancing, extension, renewal or replacement, (ii) result in an earlier maturity date or decrease the weighted average life thereof or (iii) change the direct or any contingent obligor with respect thereto;

(b) Indebtedness owed to the Borrower or any of its Subsidiaries;

(c) Indebtedness existing at the time a Subsidiary of the Borrower (not having previously been a Subsidiary) (i) becomes a Subsidiary of the Borrower or (ii) is merged or consolidated with or into a Subsidiary of the Borrower and any refinancing, extensions, renewals and replacements (including through open market purchases and tender offers) of any such Indebtedness that do not (x) increase the outstanding principal amount, including any existing commitments not utilized thereunder, or accreted value thereof (or, in the case of open market purchases and tender offers, exceed the current market value thereof) plus any accrued interest thereon, the amount of any premiums and any costs and expenses incurred to effect such refinancing, extension, renewal or replacement or (y) result in an earlier maturity date or decrease the weighted average life thereof; provided that such Indebtedness is not created in contemplation of such merger or consolidation;

(d) Indebtedness secured by Permitted Liens;

(e) Capitalized Lease Obligations;

(f) obligations under Hedge Agreements; provided that such Hedge Agreements shall not be speculative in nature;

(g) Indebtedness of Subsidiaries of the Borrower, so long as (i) no Default exists or would be caused thereby and (ii) the principal outstanding amount of such Indebtedness at the time of its incurrence does not exceed (when taken together with the principal outstanding amount at such time of Indebtedness incurred under Section 7.1(i) hereof (or portion thereof) that is guaranteed by any Subsidiary of the Borrower), in the aggregate, the greater of (x) $3,500,000,000 and (y) fifty percent (50%) of Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the most recently completed fiscal quarter;

(h) Indebtedness under (i) each Existing ABS Facility and (ii) any additional ABS Facilities entered into by the Borrower or any of its Subsidiaries (including any increase of any Existing ABS Facility) so long as, in each case after giving pro forma effect to such ABS Facility, the Borrower is in compliance with Sections ~~7.5 and~~ 7.6 hereof;

(i) [Reserved]

(j) [Reserved]

~~(i) (i) Indebtedness under the Loan Documents and (ii) other Indebtedness of the Borrower so long as, in each case after giving pro forma effect to such other Indebtedness, the Borrower is in compliance with Sections 7.5 and 7.6 hereof;~~

~~(j)  Guaranties by the Borrower of any of the foregoing except for the Indebtedness set forth under Section 7.1(h) hereof;~~

(k) Guaranties by any Subsidiary of the Borrower of any of the foregoing except for the Indebtedness set forth under Section 7.1(h) hereof; provided that there shall be no prohibition against Guaranties by any Subsidiaries of the Borrower that (i) are special purposes entities directly involved in any ABS Facilities and (ii) have no material assets other than the direct or indirect Ownership Interests in special purpose entities directly involved in such ABS Facilities; provided further that the principal outstanding amount of any Indebtedness set forth in Section 7.1(i) hereof (or portion thereof) that is guaranteed by any Subsidiary of the Borrower shall not exceed (when taken together with the principal outstanding amount at such time of Indebtedness incurred under Section 7.1(g) hereof), in the aggregate, the greater of (x) $3,000,000,000 and (y) fifty percent (50%) of Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the most recently completed fiscal quarter; and

(l) In respect of Subsidiaries of the Borrower that are owned by the Borrower and one or more joint venture partners, Indebtedness of such Subsidiaries owed to such joint venture partners~~; and~~.

~~(m)  Unsecured Indebtedness incurred by the Borrower to finance all or a portion of the Specified Merger.~~

For purposes of determining compliance with this Section 7.1, (A) if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Borrower, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses, although the Borrower may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later re-divide or reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section 7.1 and (B) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.

Section 7.2 Limitation on Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for (i) Liens securing the Obligations (if any), (ii) Permitted Liens, and (iii) Liens securing Indebtedness of the Company or any of its Subsidiaries permitted under Section 7.1~~(a) (but only if and to the extent such Indebtedness (or the Indebtedness which was refinanced, extended, renewed or replaced) is secured as of the date hereof), Section 7.1(c) (but only if and to the extent such Indebtedness (or the Indebtedness which was refinanced, extended, renewed or replaced) is secured as of the date the Subsidiary that incurred such Indebtedness became a Subsidiary of the Borrower), Section 7.1(g), Section 7.1(h) or Section 7.1(k).~~ if, after giving effect to the incurrence of such Liens, the ratio of (x) Senior Secured Debt to (y) Adjusted EBITDA, as of the last day of the most recently ended fiscal quarter shall not be greater than 3.50 to 1.00.

Section 7.3 Liquidation, Merger or Disposition of Assets.

(a) Disposition of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time sell, lease, abandon, or otherwise dispose of any assets (other than assets disposed of in the ordinary course of business), except for (i) the transfer of assets among the Borrower and its Subsidiaries (excluding Subsidiaries of such Persons described in clause (b) of the definition of “Subsidiary” if the requirements of clause (a) thereof are not otherwise met) or the transfer of assets between or among the Borrower’s Subsidiaries (excluding Subsidiaries of such Persons described in clause (b) of the definition of “Subsidiary” if the requirements of clause (a) thereof are not otherwise met), (ii) the transfer of assets by the Borrower or any of its Subsidiaries to Unrestricted Subsidiaries representing an amount not to exceed, in any given fiscal year, fifteen percent (15%) of Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the immediately preceding fiscal year, but in aggregate for the period commencing on the Second Restatement Date and ending of the date of such transfer, not more than twenty-five percent (25%) of Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the fiscal year immediately preceding the date of such transfer, or (iii) the disposition of assets for fair market value so long as no Default exists or will be caused to occur as a result of such disposition; provided that, in respect of this clause (iii), the fair market value of all such assets disposed of by the Borrower and its Subsidiaries during any fiscal year shall not exceed fifteen percent (15%) of Consolidated Total Assets as of the last day of the immediately preceding fiscal year. For the avoidance of doubt, cash and cash equivalents shall not be considered assets subject to the provisions of this Section 7.3(a).

(b) Liquidation or Merger. The Borrower shall not, at any time, liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any merger or consolidation, other than (i) a merger or consolidation among the Borrower and one or more of its Subsidiaries; provided, however, that the Borrower is the surviving Person, (ii) in connection with an Acquisition permitted hereunder effected by a merger in which the Borrower is the surviving Person, or (iii) a merger or consolidation (including, without limitation, in connection with an Acquisition permitted hereunder) among the Borrower, on the one hand, and any other Person (including, without limitation, an Affiliate), on the other hand, where the surviving Person (if other than the Borrower) (A) is a corporation, partnership, or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (B) on the effective date of such merger or consolidation expressly assumes, by supplemental agreement, executed and delivered to the Administrative Agent, for itself and on behalf of the Lenders, in form and substance reasonably satisfactory to the Majority Lenders, all the Obligations of the Borrower under the Notes, this Agreement and the other Loan Documents; provided, however, that, in each case, no Default exists or would be caused thereby.

Section 7.4 Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payments; provided, however that the Borrower and its Subsidiaries may make any Restricted Payments so long as no Default exists or would be caused thereby, and, provided, further that, (a) for so long as the Borrower is a REIT, during the continuation of a Default, the Borrower and its Subsidiaries may make any Restricted Payments provided they do not exceed in the aggregate for any four consecutive fiscal quarters of the Borrower occurring from and after September 30, 2013, (i) 95% of Funds From Operations for such four fiscal quarter period, or (ii) such greater amount as may be required to comply with Section 5.9 or to avoid the imposition of income or excise taxes on the Borrower, and (b) the Borrower may make any Restricted Payment required to comply with Section 5.9, including, for the avoidance of doubt, any Restricted Payment necessary to satisfy the requirements of section 857(a)(2)(B) of the Code, or any successor provision, or to avoid the imposition of any income or excise taxes.

Section 7.5 ~~Senior Secured Leverage Ratio~~[Reserved]

~~. As of the end of each fiscal quarter, the Borrower shall not permit the ratio of (i) Senior Secured Debt on such calculation date to (ii) Adjusted EBITDA, as of the last day of such fiscal quarter, to be greater than 3.00 to 1.00.~~

Section 7.6 Total Borrower Leverage Ratio.

As of the end of each fiscal quarter ending on or after the Second Restatement Date, the Borrower shall not permit the ratio of (a) Total Debt on such calculation date to (b) Adjusted EBITDA, as of the last day of such fiscal quarter to be greater than 6.00 to 1.00; provided that, for any such date occurring after a Qualified Acquisition (as defined below) and on or prior to the last day of the fourth full fiscal quarter of the Borrower after the consummation of such Qualified Acquisition, the Borrower will not permit such ratio as of such date to exceed 7.50 to 1.00 (the “Qualified Acquisition Step Up”) so long as the Qualified Acquisition Step Up did not apply in the immediately preceding fiscal quarter.

“Qualified Acquisition” shall mean an Acquisition by the Borrower or any Subsidiary which has been designated to the Lenders by an authorized officer of the Borrower as a “Qualified Acquisition” so long as, on a pro forma basis after giving effect to such Acquisition, the ratio of Total Debt to Adjusted EBITDA as of the last day of the most recently ended fiscal quarter of the Borrower (for which financial statements have been delivered pursuant to Section 6.1 or 6.2) prior to such acquisition would be no less than 5.50 to 1.00; provided that (i) no such designation may be made with respect to any Acquisition prior to the end of the fourth full fiscal quarter following the completion of the most recently consummated Qualified Acquisition unless the ratio of Total Debt to Adjusted EBITDA as of the last day of the most recently ended fiscal quarter of the Borrower (for which financial statements have been delivered pursuant to Section 6.1 or 6.2) prior to the consummation of such Acquisition was no greater than 6.00 to 1.00, (ii) the aggregate consideration for such Acquisition (including the aggregate principal amount of any Indebtedness assumed thereby) is equal to or greater than $850,000,000 and (iii) the Specified Merger shall constitute a “Qualified Acquisition” for all purposes hereunder.

Section 7.7 [Reserved].

Section 7.8 Affiliate Transactions. Except (i) as specifically provided herein (including, without limitation, Sections 7.1, 7.3 and 7.4 hereof), (ii) investments of cash and cash equivalents in Unrestricted Subsidiaries, and (iii) as may be disclosed in the public filings of the Borrower with the Securities and Exchange Commission prior to the Second Restatement Date, the Borrower shall not, and shall not permit any of its Subsidiaries to, at any time engage in any transaction with an Affiliate, other than between or among the Borrower and/or any Subsidiaries of the Borrower or in the ordinary course of business, or make an assignment or other transfer of any of its properties or assets to any Affiliate, in each case on terms less advantageous in any material respect to the Borrower or such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate.

Section 7.9 Restrictive Agreements. The Borrower shall not, nor shall the Borrower permit any of its Material Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Material Subsidiary of the Borrower to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Material Subsidiary of the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions contained in agreements relating to the sale of a Material Subsidiary of the Borrower pending such sale; provided that such restrictions and conditions apply only to the Material Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions and conditions contained in any instrument governing Indebtedness or Ownership Interests of a Person acquired by the Borrower or any of its Material Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred, or such Ownership Interests were issued, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments; provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as whole, are not materially more restrictive than the encumbrances or restrictions contained in instruments as in effect on the date of acquisition, (iv) the foregoing shall not apply to restrictions and conditions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business, (v) the foregoing shall not apply to restrictions and conditions imposed on the transfer of copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder, (vi) the foregoing shall not apply to restrictions and conditions imposed by contracts or leases entered into in the ordinary course of business by the Borrower or any of its Material Subsidiaries with such Person’s customers, lessors or suppliers; (vii) the foregoing shall not apply to restrictions and conditions imposed upon the “borrower”, “issuer”, “guarantor”, “pledgor” or “lender” entities under ABS Facilities permitted under Section 7.1(h) hereof or which arise in connection with any payment default regarding Indebtedness otherwise permitted under Section 7.1 hereof and (viii) the foregoing shall not apply to restrictions and conditions imposed under Indebtedness otherwise permitted under Section 7.1(m).

Section 7.10 Use of Proceeds. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, use the proceeds of any Loan directly, or to the Borrower’s knowledge indirectly, to fund any operations in, finance any investments or activities in, or make any payments to a Designated Person or a Sanctioned Country, in material violation of Anti-Corruption Laws or in any manner that would result in the violation by any party hereto of any Sanctions Laws and Regulations.

ARTICLE 8 - DEFAULT

Section 8.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

(a) any representation or warranty made under this Agreement shall prove to be incorrect in any material respect when made or deemed to be made pursuant to Section 4.2 hereof;

(b) the Borrower shall default in the payment of (i) any interest hereunder or under any of the Notes or fees or other amounts payable to the Lenders and the Administrative Agent under any of the Loan Documents, or any of them, when due, and such Default shall not be cured by payment in full within five (5) Business Days from the due date or (ii) any principal hereunder or under any of the Notes when due;

(c) the Borrower or any Material Subsidiary, as applicable, shall default in the performance or observance of any agreement or covenant contained in Sections 5.1 (as to the existence of the Borrower), 5.8, 5.10, 7.1, 7.2, 7.3, 7.4, ~~7.5,~~ 7.6 and 7.9 hereof;

(d) the Borrower or any of its Subsidiaries, as applicable, shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured within a period of thirty (30) days (or with respect to Sections 5.3, 5.4, 5.5, 5.6, 6.4, 6.5 and 7.8 hereof, such longer period not to exceed sixty (60) days if such default is curable within such period and the Borrower is proceeding in good faith with all diligent efforts to cure such default) from the later of (i) occurrence of such Default and (ii) the date on which such Default became known to the Borrower;

(e) there shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in this Section 8.1) by the Borrower, which shall not be cured within a period of thirty (30) days (or such longer period not to exceed sixty (60) days if such default is curable within such period and the Borrower is proceeding in good faith with all diligent efforts to cure such default) from the date on which such default became known to the Borrower;

(f) there shall be entered and remain unstayed a decree or order for relief in respect of the Borrower or any Material Subsidiary Group under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Borrower or any Material Subsidiary Group, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower or any Material Subsidiary Group; or an involuntary petition shall be filed against the Borrower or any Material Subsidiary Group, and (i) such petition shall not be diligently contested, or (ii) any such petition shall continue undismissed or unstayed for a period of ninety (90) consecutive days;

(g) the Borrower or any Material Subsidiary Group shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or the Borrower or any Material Subsidiary Group shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the

Borrower or any Material Subsidiary Group or of any substantial part of their respective properties, or the Borrower or any Material Subsidiary Group shall fail generally to pay their respective debts as they become due or shall be adjudicated insolvent; or the Borrower or any Material Subsidiary Group shall take any action in furtherance of any such action;

(h) a judgment not covered by insurance or indemnification, where the indemnifying party has agreed to indemnify and is financially able to do so, shall be entered by any court against the Borrower or any Material Subsidiary Group for the payment of money which exceeds singly, or in the aggregate with other such judgments, $600,000,000, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any Material Subsidiary Group which, together with all other such property of the Borrower or any Material Subsidiary Group subject to other such process, exceeds in value $600,000,000 in the aggregate, and if, within thirty (30) days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been paid or discharged or stayed pending appeal or removed to bond, or if, after the expiration of any such stay, such judgment, warrant or process, shall not have been paid or discharged or removed to bond;

(i) except to the extent that would not reasonably be expected to have a Materially Adverse Effect collectively or individually, (i) there shall be at any time any “accumulated funding deficiency,” as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any liabilities, or any trust created thereunder; (ii) a trustee shall be appointed by a United States District Court to administer any such Plan; (iii) PBGC shall institute proceedings to terminate any such Plan; (iv) the Borrower, any of its Subsidiaries or any ERISA Affiliate shall incur any liability to PBGC in connection with the termination of any such Plan; or (v) any Plan or trust created under any Plan of the Borrower, any of its Subsidiaries or any ERISA Affiliate shall engage in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to material tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code;

(j) there shall occur (i) any acceleration of the maturity of any Indebtedness (other than Indebtedness owed (x) to the Borrower or (y) to any of its Subsidiaries or Affiliates the accounts of which are consolidated with those of the Borrower in its consolidated financial statements referenced in Sections 6.1 and 6.2) of the Borrower or any Material Subsidiary in an aggregate principal amount exceeding $600,000,000, or, as a result of a failure to comply with the terms thereof, such Indebtedness shall otherwise have become due and payable prior to its scheduled maturity; or (ii) any failure to make any payment when due (after any applicable grace period) with respect to any Indebtedness (other than Indebtedness owed (x) to the Borrower or (y) to any of its Subsidiaries or Affiliates the accounts of which are consolidated with those of the Borrower in its consolidated financial statements referenced in Sections 6.1 and 6.2) of the Borrower or any Material Subsidiary (other than the Obligations) in an aggregate principal amount exceeding $600,000,000;

(k) any material Loan Document or any material provision thereof, shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Borrower seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document (other than in accordance with its terms); or

(l) there shall occur any Change of Control.

Section 8.2 Remedies.

(a) If an Event of Default specified in Section 8.1 (other than an Event of Default under Section 8.1(f) or (g) hereof) shall have occurred and shall be continuing, the Administrative Agent, at the request of the Majority Lenders but subject to Section 9.3 hereof, shall declare the principal of and interest on the Loans and the Notes, if any, and all other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes and any other Loan Documents to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement, the Notes or any other Loan Document to the contrary notwithstanding.

(b) Upon the occurrence and continuance of an Event of Default specified in Section 8.1(f) or (g) hereof, (i) all principal, interest and other amounts due hereunder and under the Notes, and all other Obligations, shall thereupon and concurrently therewith become due and payable and the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate, all without any action by the Administrative Agent, the Lenders, the Majority Lenders or any of them, and/or (ii) the Administrative Agent, at the request of the Majority Lenders but subject to Section 9.3 hereof, shall declare that the 2021 Term Loan Commitments are terminated, whereupon the 2021 Term Loan Commitments and the obligation of each Lender to make any Loan thereunder shall immediately terminate, in each case of clauses (i) and (ii), without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding.

(c) Upon acceleration of the Loans, as provided in Section 8.2(a) or (b) hereof, the Administrative Agent and the Lenders shall have all of the post-default rights granted to them, or any of them, as applicable under the Loan Documents and under Applicable Law.

(d) The rights and remedies of the Administrative Agent and the Lenders hereunder shall be cumulative, and not exclusive.

Section 8.3 Payments Subsequent to Declaration of Event of Default. Subsequent to the acceleration of the Loans under Section 8.2 hereof, payments and prepayments under this Agreement made to the Administrative Agent and the Lenders or otherwise received by any of such Persons shall be paid over to the Administrative Agent (if necessary) and distributed by the Administrative Agent as follows: first, to the Administrative Agent’s and the Lenders’ reasonable costs and expenses, if any, incurred in connection with the collection of such payment or prepayment, including, without limitation, all amounts under Section 11.2(b) hereof; second, to the Administrative Agent for any fees hereunder or under any of the other Loan Documents then due and payable; third, to the Lenders pro rata on the basis of their respective unpaid principal amounts (except as provided in Section 2.2(e) hereof), for the payment of any unpaid interest which may have accrued on the Obligations and any fees hereunder or under any of the other Loan Documents then due and payable; fourth, to the Lenders pro rata until all Loans have been paid in full, for the payment of the Loans; fifth, to the Lenders pro rata on the basis of their respective unpaid amounts, for the payment of any other unpaid Obligations; and sixth, to the Borrower or as otherwise required by Applicable Law.

ARTICLE 9 - THE ADMINISTRATIVE AGENT

Section 9.1 Appointment and Authorization. Each of the Lenders hereby irrevocably appoints Mizuho Bank, Ltd. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

Section 9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.11 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint a successor, which shall (i) be a bank with (A) an office in the United States, or an Affiliate of a bank with an office in the United States, and (B) combined capital and reserves in excess of $250,000,000 (clauses (A) and (B) together, the “Agent Qualifications”) and (ii) so long as no Event of Default is continuing, be reasonably acceptable to Borrower. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and in consultation with the Borrower, appoint a successor Administrative Agent meeting the Agent Qualifications. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent has, (i) become the subject of a voluntary proceeding under any bankruptcy or other debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any voluntary or involuntary proceeding under any bankruptcy or other debtor relief law or any such appointment, the Majority Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor Administrative Agent meeting the Agent Qualifications and which, so long as no Event of Default is continuing, is reasonably acceptable to Borrower. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from, as applicable, the Resignation Effective Date or the Removal Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 11.2 and 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.7 Indemnification. The Lenders severally, and not jointly, agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower but without affecting the Borrower’s obligations with respect thereto) pro rata, from and against any and all liabilities, obligations, losses (other than the loss of principal, interest and fees hereunder in the event of a bankruptcy or out-of-court ‘work-out’ of the Loans), damages, penalties, actions, judgments, suits, or reasonable out-of-pocket costs, expenses (including, without limitation, fees and disbursements of experts, agents, consultants and counsel), or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any other Loan Document, or any other document contemplated by this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement, except that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, or reasonable out-of-pocket costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent as determined by a final, non-appealable judicial order of a court having jurisdiction over the subject matter.

Section 9.8 No Responsibilities of the Agents. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Syndication Agent, the Joint Lead Arrangers and the Joint Bookrunners (as set forth on the cover page hereof) shall not have any duties or responsibilities, nor shall the Syndication Agent or any of the Joint Lead Arrangers or Joint Bookrunners have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agent or any of the Joint Lead Arrangers or Joint Bookrunners.

Section 9.9 Lender ERISA Matters. Each Lender represents and warrants as of the date hereof to the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrower, that such Lender is not and will not be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Internal Revenue Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code that is using “plan assets” of any such plans or accounts to fund or hold Loans or perform its obligations under this Agreement; or (iv) a “governmental plan” within the meaning of ERISA.

Section 9.10 Erroneous Payments.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.10 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.

(d) Each party’s obligations under this Section 9.10 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE 10 - CHANGES IN CIRCUMSTANCES

AFFECTING SOFR ADVANCES AND INCREASED COSTS

Section 10.1 Alternate Rate of Interest.

(a) Inability to Determine Rates. Subject to clauses (b), (c), (d), (e) and (f) of this Section 10.1, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “~~Adjusted~~ Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Majority Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that ~~Adjusted~~ Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Majority Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (a)(ii), at the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.9. Subject to Section 10.1, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “~~Adjusted~~ Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then -current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and ~~the definition of “Adjusted Term SOFR” shall be deemed modified to delete the addition of the Term SOFR Adjustment to Term SOFR for any calculation and~~ (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan

Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(c) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 10.1(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 10.1, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 10.1.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Advance of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 10.2 Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, ~~Adjusted Term SOFR~~ or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, ~~Adjusted~~ Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Advances, and any right of the Borrower to continue SOFR Advances or to convert Base Rate Loans to SOFR Advances, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Advances to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Advances to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Advances to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, ~~Adjusted Term SOFR~~ or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.9.

Section 10.3 Increased Costs and Additional Amounts.

(a) If after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Second Restatement Date), or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender with any directive issued after the Second Restatement Date (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender to any Tax with respect to its obligation to make its portion of SOFR Advances, or its portion of other Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its portion of SOFR Advances or in respect of any other amounts due under this Agreement, or its obligation to make its portion of Advances (except for changes with respect to Taxes imposed on the revenues or net income of such Lender, and except for any Taxes referred to in Section 10.3(b) hereof); or

(ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, capital adequacy or liquidity, assessment or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by, any Lender or shall impose on any Lender or the London interbank borrowing market any other condition affecting its obligation to make its portion of such SOFR Advances or its portion of existing Advances;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any of its portion of such SOFR Advances, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note, if any, with respect thereto, then, within ten (10) days after demand by such Lender, the Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis for such increased costs; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be enacted, adopted or issued after the date hereof, regardless of the date enacted, adopted or issued.

(b) Except as required by Applicable Law, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income or other similar taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”), now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding any Taxes imposed on a Lender by reason of any connection between the Lender and the taxing jurisdiction other than a connection that is solely attributable to executing, delivering, performing or enforcing this Agreement and receiving payments hereunder. If any such non-excluded Taxes (collectively, the “Non-Excluded Taxes”) are required to be withheld or deducted from any such payment, the Borrower shall pay such additional amounts as may be necessary to ensure that the net amount actually received by a Lender after such withholding or deduction is equal to the amount that the Lender would have received had no such withholding or deduction been required; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender if such Lender fails to comply with the requirements of Section 2.12 hereof, provided, further, that the Borrower shall not be required to pay any additional amounts in respect of Taxes imposed under FATCA, provided, further, that the Borrower shall not be required to pay any U.S. withholding Taxes imposed on amounts payable to or for the account of any Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except, in each case, to the extent that, pursuant to this Section 10.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as result of any such failure. The Borrower shall make any payments required pursuant to the immediately preceding sentence within thirty (30) days after receipt of written demand therefor from the Administrative Agent or any Lender, as the case may be. The agreements set forth in this Section 10.3 shall survive the termination of this Agreement and the payment of the Obligations. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 10.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender made in good faith, be otherwise disadvantageous to such Lender.

(c) Any Lender claiming compensation under this Section 10.3 shall provide the Borrower with a written certificate setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor in reasonable detail. Such certificate shall be presumptively correct absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 10.3 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that, other than in respect of Taxes, the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section if the circumstances giving rise to such compensation occurred more than six (6) months prior to the date that such Lender notifies the Borrower of such circumstances and of such Lender’s intention to claim compensation therefor (except that, if such circumstances are retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof). If any Lender demands compensation under this Section 10.3, the Borrower may at any time, upon at least five (5) Business Days’ prior notice to such Lender, Convert into a Base Rate Advance such Lender’s portion of the then outstanding SOFR Advances, and pay to such Lender the accrued interest and fees thereon to the date of Conversion, along with any reimbursement required under Section 2.9 hereof and this Section 10.3.

(d) The Borrower shall pay any present or future stamp, transfer or documentary Taxes or any other excise or property Taxes that may be imposed in connection with the execution, delivery or registration of this Agreement or any other Loan Documents.

(e) If any party receives a refund of any Taxes for which it has been indemnified pursuant to this Section 10.3, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 10.4 Effect On Other Advances. If notice has been given pursuant to Section 10.1, 10.2 or 10.3 hereof suspending the obligation of any Lender to make its portion of any SOFR Advance, or requiring such Lender’s portion of SOFR Advances to be Converted, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such Conversion no longer apply, all amounts which would otherwise be made by such Lender as its portion of SOFR Advances shall be made instead as Base Rate Advances, unless otherwise notified by the Borrower.

Section 10.5 Claims for Increased Costs and Taxes; Replacement Lenders. In the event that any Lender shall (y) decline to make SOFR Advances pursuant to Sections 10.1 and 10.2 hereof, or (z) have notified the Borrower that it is entitled to claim compensation pursuant to Section 10.3, 2.8, 2.9 or 2.11 hereof or is unable to complete the form required or is subject to withholding on account of any Tax (each such lender being an “Affected Lender”), the Borrower at its own cost and expense may designate a replacement lender (a “Replacement Lender”) to purchase the outstanding Loans of such Affected Lender and such Affected Lender’s rights hereunder and with respect thereto, and within ten (10) Business Days of such designation the Affected Lender shall (a) sell to such Replacement Lender, without recourse upon, warranty by or expense to such Affected Lender, by way of an Assignment and Assumption substantially in the form of Exhibit F attached hereto, for a purchase price equal to (unless such Lender agrees to a lesser amount) the outstanding principal amount of the Loans of such Affected Lender, plus all interest accrued and unpaid thereon and all other amounts owing to such Affected Lender hereunder, including without limitation, payment by the Borrower of any amount which would be payable to such Affected Lender pursuant to Section 2.9 hereof (provided that the administrative fee set forth in Section 11.4(b)(iv) shall not apply to an assignment described in this clause (a)), and (b) upon such assumption and purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of this Agreement).

ARTICLE 11 - MISCELLANEOUS

Section 11.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 4; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified to the Administrative Agent (including, as appropriate, notices delivered solely to the Person designated by a Lender for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent and the Borrower, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.2 Expenses. The Borrower will promptly pay, or reimburse:

(a) all reasonable and documented out-of-pocket expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, and the transactions contemplated hereunder and thereunder any amendments, waivers and consents associated therewith, including, without limitation, the reasonable and documented fees and disbursements of counsel for the Administrative Agent; and

(b) all documented out-of-pocket costs and expenses of the Administrative Agent and the Lenders of enforcement under this Agreement or the other Loan Documents and all documented out-of-pocket costs and expenses of collection if an Event of Default occurs in the payment of the Notes, which in each case shall include, without limitation, reasonable fees and out-of-pocket expenses of one counsel for the Administrative Agent and one counsel for all Lenders.

Section 11.3 Waivers. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Agent, the Majority Lenders and the Lenders, or any of them, in exercising any right, shall operate as a waiver of such right. No waiver of any provision of this Agreement or consent to any departure by the Borrower or any of its Subsidiaries therefrom shall in any event be effective unless the same shall be permitted by Section 11.11, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

Section 11.4 Assignment and Participation.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the Loans at the time owing to the assigning Lender or in the case of an assignment to a Lender, an Affiliate or an Approved Fund of a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender or an Approved Fund; provided that with respect to any assignment of Loans hereunder, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in form and substance reasonably satisfactory to the Administrative Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or (B) to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 10.2, 10.3 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. This Section 11.4(c) shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or Treasury Regulations promulgated thereunder). The Register shall be available for inspection by the Borrower and any Lender, as to its Commitments only, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (ii)(A), (B) or (C) of Section 11.11(a) that affects such Participant. Subject to the following paragraph, the Borrower agrees that each Participant shall be entitled to the benefits of Section 10.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.

A Participant shall not be entitled to receive any greater payment under Section 10.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) except each Lender that sells a participation shall make a copy of the Participant Register available for the Borrower and the Administrative Agent to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower, the Lenders and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) sponsored by such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The Loans by an SPC hereunder shall be Loans of the

Granting Lender to the same extent, and as if, such Loans were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it, solely in its capacity as a party hereto and to any other Loan Document, will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.4, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advance to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advance and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 11.4(f) may not be amended without the written consent of any SPC which has been designated in writing as provided in the first sentence hereof and holds any outstanding Loans. The designation by a Granting Lender of an SPC to fund Advances shall be deemed to be a representation, warranty, covenant and agreement by such Granting Lender to the Borrower and all other parties hereunder that (A) the funding and maintaining of such Advances by such SPC shall not constitute a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), and (B) such designation, funding and maintenance would not result in any interest requiring registration under the Securities Act of 1933, as amended, or qualification under any state securities law. The SPC shall from time to time provide to the Borrower the tax and other forms required pursuant to Section 2.12 hereof with respect to such SPC as though such SPC were a Lender hereunder. In no event shall the Borrower or any Lender other than the Granting Lender be obligated hereunder to pay any additional amounts under any provision of this Agreement (pursuant to Article 10 hereof or otherwise) by reason of a Granting Lender’s designation of an SPC or the funding or maintenance of Advances by such SPC, in excess of amounts which the Borrower would have been obligated to pay if such Granting Lender had not made such designation and such Granting Lender were itself funding and maintaining such Advances. The Administrative Agent shall register the interest of any SPC in an Advance from time to time on the Register maintained pursuant to Section 11.4(c) hereof.

Section 11.5 Indemnity. The Borrower agrees to indemnify and hold harmless each Lender, the Administrative Agent and each of their respective Related Parties (any of the foregoing shall be an “Indemnitee”) from and against any and all claims, liabilities, obligations, losses, damages, actions, reasonable and documented external attorneys’ fees and expenses (as such fees and expenses are reasonably incurred), penalties, judgments, suits, reasonable and documented out-of-pocket costs and demands by any third party, including the costs of investigating and defending such claims, whether or not the Borrower or the Person seeking indemnification is the prevailing party (a) resulting from any breach or alleged breach by the Borrower of any representation or warranty made hereunder or under any Loan Document; or (b) otherwise arising out of (i) this Agreement, any Loan Document or any transaction contemplated hereby or thereby, including, without limitation, the use of the proceeds of Loans hereunder in any fashion by the Borrower or the performance of its obligations under the Loan Documents, (ii) allegations of any participation by a Lender, the Administrative Agent or any of them, in the affairs of the Borrower or any of its Subsidiaries, or allegations that any of them has any joint liability with the Borrower for any reason and (iii) any claims against the Lenders, the Administrative Agent or any of them, by any shareholder or other investor in or lender to the Borrower, by any brokers or finders or investment advisers or investment bankers retained by the Borrower or by any other third party, arising out of or under this Agreement, except to the extent that (A) the ~~Person~~Indemnitee seeking indemnification hereunder is determined in such case to have acted with gross negligence or willful misconduct, in any case, by a final, non -appealable judicial order of a court of competent jurisdiction or (B) such claims are for lost profits, foreseeable and unforeseeable, consequential, special, incidental or indirect damages or punitive damages. Upon receipt of notice in writing of any actual or prospective claim, litigation, investigation or proceeding for which indemnification is provided pursuant to the immediately preceding sentence (a “Relevant Proceeding”), the recipient shall promptly notify the Administrative Agent (which shall promptly notify the other parties hereto) thereof, and the Borrower and the Lenders agree to consult, to the extent appropriate, with a view to minimizing the cost to the Borrower of its obligations hereunder. The Borrower shall be entitled, to the extent feasible, to participate in any Relevant Proceeding and shall be entitled to assume the defense thereof with counsel of the Borrower’s choice; provided, however, that such counsel shall be reasonably satisfactory to such of the Indemnitees as are parties thereto; provided, further, however, that, after the Borrower has assumed the defense of any Relevant Proceeding, it will not settle, compromise or consent to the entry of any order adjudicating or otherwise disposing of any claims against any Indemnitee (1) if such settlement, compromise or order involves the payment of money damages, except if the Borrower agrees, as between the Borrower and such Indemnitee, to pay such money damages, and, if not simultaneously paid, to furnish such Indemnitee with satisfactory evidence of its ability to pay the same, and (2) if such settlement, compromise or order involves any relief against such Indemnitee other than the payment of money damages, except with the prior written consent of such Indemnitee (which consent shall not be unreasonably withheld). Notwithstanding the Borrower’s election to assume the defense of such Relevant Proceeding, such of the Indemnitees as are parties thereto shall have the right to employ separate counsel and to participate in the defense of such action or proceeding at the expense of such Indemnitee. The obligations of the Borrower under this Section 11.5 are in addition to, and shall not otherwise limit, any liabilities which the Borrower might otherwise have in connection with any warranties or similar obligations of the Borrower in any other Loan Document. Notwithstanding the foregoing, this Section 11.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non -Tax claim.

Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Request for Advance, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 11.7 Governing Law; Jurisdiction.

(a) Governing Law. This Agreement and the Notes shall be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed the State of New York; provided that the determination of whether the Specified Merger has been consummated in accordance with the terms of the Specified Merger Agreement, the determination of whether the Specified Merger Agreement Representations are accurate and whether as a result of any inaccuracy thereof the Buyer has the right (taking into account any applicable cure provisions) to decline to consummate the Specified Merger(s) or to terminate its obligations (or otherwise do not have an obligation to close) under the relevant Specified Merger Agreement and the interpretation of the definition of “Target Material Adverse Effect” and whether or not a Target Material Adverse Effect has occurred shall, in each case be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Maryland).

(b) Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Services of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 11.8 Severability. To the extent permitted by law, any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.9 Interest.

(a) In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by the Borrower or inadvertently received by the Administrative Agent or any Lender, then such excess sum shall be credited as a payment of principal, unless, if no Event of Default shall have occurred and be continuing, the Borrower shall notify the Administrative Agent or such Lender, in writing, that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Administrative Agent and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.

(b) Notwithstanding the use by the Lenders of the Base Rate and the Term SOFR Reference Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates related to such reference rates.

Section 11.10 Table of Contents and Headings. The Table of Contents and the headings of the various subdivisions used in this Agreement are for convenience only and shall not in any way modify or amend any of the terms or provisions hereof, nor be used in connection with the interpretation of any provision hereof.

Section 11.11 Amendment and Waiver.

(a) Neither this Agreement nor any Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof or thereof be waived orally but only by an instrument in writing signed by or at the written direction of:

(i) except as set forth in (ii) and (iii) below, the Majority Lenders and, in the case of any amendment, by the Borrower;

(ii) with respect to (A) any increase in the amount of any Lender’s portion of the Commitments or any extension of the Lender’s Commitments, (B) any reduction in the rate of, or postponement in the payment of any interest or fees due hereunder or the payment thereof to any Lender without a corresponding payment of such interest or fee amount by the Borrower, (C) (1) any waiver of any Default due to the failure by the Borrower to pay any sum due to any of the Lenders hereunder or (2) any reduction in the principal amount of the Loans without a corresponding payment, (D) any release of the Borrower from this Agreement, except in connection with a merger, sale or other disposition otherwise permitted hereunder (in which case, such release shall require no further approval by the Lenders), (E) any amendment to the pro rata treatment of the Lenders or the order of payment set forth in Section 8.3 hereof, (F) any amendment of this Section 11.11, of the definition of Majority Lenders, or of any Section herein to the extent that such Section requires action by all Lenders, (G) any subordination of the Loans in full to any other Indebtedness, or (H) any extension of the Term Loan Maturity Date, the affected Lenders and in the case of an amendment, the Borrower, (it being understood that, for purposes of this Section 11.11(a)(ii), changes to provisions of the Loan Documents that relate only to one or more of the Loans shall be deemed to “affect” only the Lenders holding such Loans); and

(iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

(b) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders, if the consent of Majority Lenders is obtained, but the consent of the other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request (and at the Borrower’s sole cost and expense), a Replacement Lender selected by the Borrower and reasonably acceptable to the Administrative Agent, shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Borrower’s request, sell and assign to such Person, all of the Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and fees and other amounts due (including without limitation amounts due to such Non-Consenting Lender pursuant to Section 2.9 hereof) or outstanding to such Non-Consenting Lender through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption substantially in the form on Exhibit F attached hereto. Upon execution of any Assignment and Assumption pursuant to this Section 11.11(b), (i) the Replacement Lender shall be entitled to vote on any pending waiver, amendment or consent in lieu of the Non-Consenting Lender replaced by such Replacement Lender, (ii) such Replacement Lender shall be deemed to be a “Lender” for purposes of this

Agreement and (iii) such Non-Consenting Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of the Loans).

Section 11.12 Entire Agreement. Except as otherwise expressly provided herein, this Agreement, the other Loan Documents and the other documents described or contemplated herein or therein will embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

Section 11.13 Other Relationships; No Fiduciary Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent and each Lender to enter into or maintain business relationships with the Borrower or any Affiliate thereof beyond the relationships specifically contemplated by this Agreement and the other Loan Documents. The Administrative Agent, each Issuing Bank and each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve economic interests that differ from those of the Company and its respective Affiliates, and none of the Administrative Agent, any Issuing Bank nor any Lender has any obligation to disclose any of such interests to the Company or any of its respective Affiliates. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, any Lender or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 11.14 Directly or Indirectly. If any provision in this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

Section 11.15 Reliance on and Survival of Various Provisions. All covenants, agreements, statements, representations and warranties made by the Borrower herein or in any certificate delivered pursuant hereto shall (a) be deemed to have been relied upon by the Administrative Agent and each of the Lenders notwithstanding any investigation heretofore or hereafter made by them and (b) survive the execution and delivery of this Agreement and shall continue in full force and effect so long as any Loans are outstanding and unpaid. Any right to indemnification hereunder, including, without limitation, rights pursuant to Sections 2.9, 2.11, 10.3, 11.2 and 11.5 hereof, shall survive the termination of this Agreement and the payment and performance of all Obligations. The Borrower acknowledges that certain of the Lenders or their respective Affiliates are the administrative agent and/or a lender under the Existing Credit Agreement, and that the rights and obligations that the Borrower and its Affiliates have under any other agreement with any Lender and its Affiliates (including the loan documentation relating to the Existing Credit Agreements) that currently or hereinafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Agreement.

Section 11.16 Senior Debt. The Obligations are intended by the parties hereto to be senior in right of payment to any Indebtedness of the Borrower that by its terms is subordinated to any other Indebtedness of the Borrower.

Section 11.17 Obligations. The obligations of the Administrative Agent and each of the Lenders hereunder are several, not joint.

Section 11.18 Confidentiality. The Administrative Agent and the Lenders shall hold confidentially all non-public and proprietary information and all other information designated by the Borrower as confidential, in each case, obtained from the Borrower or its Affiliates pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound lending practices; provided, however, that the Administrative Agent and the Lenders may make disclosure of any such information (a) to their examiners, Affiliates, outside auditors, counsel, consultants, appraisers, agents, other professional advisors, any credit insurance provider relating to the Borrower and its obligations and any direct or indirect contractual counterparty in swap agreements or such counterparty’s professional advisor in connection with this Agreement or as reasonably required by any proposed syndicate member or any proposed transferee or participant in connection with the contemplated transfer of any Note or participation therein (including, without limitation, any pledgee referred to in Section 11.4(e) hereof), in each case, so long as any such Person (other than any examiners) receiving such information is advised of the provisions of this Section 11.18 and agrees to be bound thereby, (b) as required or requested by any governmental authority or self-regulatory body or representative thereof or in connection with the enforcement hereof or of any Loan Document or related document, or (c) pursuant to legal process or with respect to any litigation between or among the Borrower and any of the Administrative Agent or the Lenders. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished to it by the Borrower. The foregoing provisions shall not apply to the Administrative Agent or any Lender with respect to information that (i) is or becomes generally available to the public (other than through the Administrative Agent or such Lender), (ii) is already in the possession of the Administrative Agent or such Lender on a non-confidential basis, or (iii) comes into the possession of the Administrative Agent or such Lender from a source other than the Borrower or its Affiliates in a manner not known to the Administrative Agent or such Lender to involve a breach of a duty of confidentiality owing to the Borrower or its Affiliates. For the avoidance of doubt, nothing in this Section 11.18 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this Section 11.18 to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 11.18 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 11.19 USA PATRIOT ACT and Beneficial Ownership Regulation Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act and the Beneficial Ownership Regulation.

Section 11.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement, any other Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 11.21 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Advances owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE 12 - WAIVER OF JURY TRIAL

Section 12.1 Waiver of Jury Trial. EACH OF THE BORROWER AND THE ADMINISTRATIVE AGENT AND THE LENDERS, HEREBY AGREE, TO THE EXTENT PERMITTED BY LAW, TO WAIVE AND HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH THE BORROWER, ANY OF THE LENDERS, THE ADMINISTRATIVE AGENT, OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, ANY OF THE NOTES OR THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS SECTION 12.1. EXCEPT AS PROHIBITED BY LAW, EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHTS IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY TO THIS AGREEMENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCLOSED BY AND TO THE PARTIES AND THE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

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